EXHIBIT 4.48

CREDIT AGREEMENT

dated as of

March 6, 2020

between

APR ENERGY, LLC,
as Borrower,

CITIBANK, N.A.,
as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,
as Sole Structuring Agent

CITIBANK, N.A.,
as Mandated Lead Arranger

and

THE SEVERAL LENDERS FROM TIME TO
TIME PARTY HERETO

i

SCHEDULES
SCHEDULE 2.01	‑	Commitments and Lenders
EXHIBITS
EXHIBIT A	‑	Assignment and Assumption
EXHIBIT B	-	Compliance Certificate
EXHIBIT C	-	Identified Assets
EXHIBIT D	-	Collateral Asset Report

CREDIT AGREEMENT dated as of March 6, 2020 (this “Agreement”), between APR ENERGY, LLC, a company incorporated in the state of Florida, U.S. (the “Borrower”), the several banks and other financial institutions or entities from time to time party hereto as Lenders, CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), CITIGROUP GLOBAL MARKETS INC., as sole structuring agent (in such capacity, the “Sole Structuring Agent”), and CITIBANK, N.A., as mandated lead arranger (in such capacity, the “Mandated Lead Arranger”).

W I T N E S S E T H:

WHEREAS the Borrower has requested from the Lenders a loan facility of up to US$100,000,000 as set forth herein.

WHEREAS the proceeds of the Loans will be used (a) to refinance existing indebtedness in relation to the Collateral Assets and (b) for general corporate purposes of the Borrower and the APR Group.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01Defined Terms.  Capitalized terms used in this Agreement which are not otherwise defined have the meanings assigned to them in the Intercreditor Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Account Bank” means (x) BMO Harris Bank and (y) in respect of any Collateral Asset Owner, the bank or banks at which the applicable Collateral Asset Owner Accounts are held and in respect of which the applicable Account Charges are entered into.

“Account Charge” means, in relation to each of the Charged Accounts, the first priority fixed charge or pledge over all such accounts given or to be given by the relevant account holder thereof in favor of and in form and substance satisfactory to the Security Trustee.

“Accounting Principles” means IFRS or GAAP, as determined by the Borrower.

“Additional Asset” means any asset (other than Identified Asset) that meet the Eligibility Criteria.

“Additional Secured Debt” has the meaning specified in the Intercreditor Agreement.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Administrative Parties” means, collectively, the Mandated Lead Arrangers, the Administrative Agent, the Sole Structuring Agent and the Security Trustee.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, Sole Structuring Agent and Mandated Lead Arrangers.

“Agent Parties” has the meaning specified in Section 9.01(d)(ii).

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations, as amended, concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 (as amended), and all other material anti-bribery and corruption laws, regulations or ordinances in any jurisdiction where the Obligors are located or doing business and which are applicable to the Obligors.

“Anti-Money Laundering Laws” has the meaning specfied in Section 3.20.

“Applicable Jurisdiction” means:

(a)in respect of any Collateral Asset, the physical location of such Collateral Asset at the relevant time;

(b)in respect of any Share Pledge in respect of a Collateral Asset Owner, the jurisdiction of incorporation and the current place of business of such owner at the relevant time; and

(c)in respect of Obligatory Insurances for a Collateral Asset, the governing law of such Obligatory Insurances at the relevant time.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Valuers” means BDO, Hilco, Filsinger, Ernst & Young Global Limited and Deloitte and any other appraiser as the Administrative Agent shall approve (not to be unreasonably withheld).

“APR Group” means Apple Bidco Limited and its Subsidiaries.

“APR Loan Agreement” means that certain Credit Agreement, dated as of February 28, 2020 among, inter alios, the Borrower, Citibank, N.A. as Administrative Agent, the several lenders from time to time party thereto, and the other parties thereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bangladesh Subsidiary” means APR Energy Bangladesh Limited, an entity organized under the laws of Bangladesh.

“Bangladesh Subsidiary Earnings” means, in respect of (i) any gas turbine, mobile diesel or gas generator and (ii) any asset related to, and required for the operation of, those assets referenced in (i) above with a FMV in excess of US$500,000, in each case owned by the Bangladesh Subsidiary, all present and future moneys and claims which are earned by or become payable to or for the account of the Bangladesh Subsidiary or any other Obligor in connection with the ownership, operation and maintenance of such assets and including but not limited to: (a) revenue earned; (b) all moneys and claims in respect of the requisition for hire of any such asset; (c) payments received in respect of any insurance; (d) payments received pursuant to any lease or contract for use, employment or operation of such assets or the provision of services by or from such assets, any guarantee granted in respect thereof and any payments in respect of the termination thereof, including without limitation, pursuant to legal proceedings, arbitration or other settlement arrangements.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blue Chip Swap” means the acquisition, directly or indirectly (including through an intermediary), in Argentine Pesos of bonds or other debt or similar securities traded in Buenos Aires which also trade in foreign jurisdictions, and the subsequent sale of such securities, directly or indirectly (including through an intermediary), abroad in foreign currency.

“Borrower” means APR Energy, LLC, a company incorporated in the State of Florida, U.S. or such other jurisdiction approved by the Administrative Agent with the consent of all Lenders (in their reasonable discretion).

“Borrower Competitor” means each of the entities identified as a “Borrower Competitor” in writing to the Administrative Agent prior to the Closing Date and any other Person that is a competitor of the Borrower or any of its Subsidiaries (or an affiliate of such competitor) designated by the Borrower as a “Borrower Competitor” by written notice delivered to the Administrative Agent and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) from time to time and any of such Person’s affiliates that are readily identifiable as such by their names; provided that “Borrower Competitors” shall exclude any Person that the Borrower has designated as no longer being a “Borrower Competitor” by written notice delivered to the Administrative Agent from time to time. The list of Borrower Competitors shall be made available to any Lender upon written request to the Administrative Agent. In no event shall a supplement to the list of Borrower Competitors apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans that was otherwise permitted prior to such permitted supplementation.

“Borrowing” means a borrowing by the Borrower of Loans.

“Borrowing Date” means the Business Day specified in a notice pursuant to Section 2.01 as the date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Request” means a request for a Borrowing, which shall be in such form as the Administrative Agent may approve.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such jurisdictions are authorized or required by Law to close.

“Capex Facility” means any loan agreement entered into by an Obligor for the purposes of financing capital expenditure in accordance with the requirements of section 3.08 of the Intercreditor Agreement.

“Capex Facility Indebtedness” means the aggregate Indebtedness incurred by any Obligors under and pursuant to any Capex Facilities.

“CFADS” means the EBITDA of the APR Group (excluding any Immaterial Subsidiary which is not an Obligor) for a Measurement Period: (a) less (x) capital expenditure incurred in connection with maintenance, and (y) mobilization and demobilization costs (in each case, amortized or accreted over the life of the contracts to which they relate, but excluding any mobilization costs incurred prior to the Funding Date) for such Measurement Period; and (b) less cash Taxes for such period.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)the acquisition, directly or indirectly, by any person or group of persons other than the Parent Guarantor of either (i) beneficial ownership of more than 50% of the aggregate outstanding voting power of the equity interests of the Borrower or (ii) Control of the Borrower;

(b)the acquisition, directly or indirectly, by any person or group of persons other than Parent Guarantor of either (i) beneficial ownership of more than 50% of the aggregate outstanding voting power of the equity interests of Seaspan Corporation or (ii) Control of Seaspan Corporation; and/or

(c)the acquisition, directly or indirectly, by any person or group of persons other than a UBO of beneficial ownership of more than 50% of the aggregate outstanding voting power of the equity interests of the Parent Guarantor.

“Charged Accounts” means each of: (a) the Collection Account; (b) the Collateral Account; (c) the Debt Service Reserve Account; and (d) any Collateral Asset Owner Account, and each such account shall be held with the Account Bank in the name of (in the case of any Collateral Asset Owner Account) the relevant Collateral Asset Owner and (in all other cases) the Borrower.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral Account” means the account of the Borrower maintained with the Account Bank with account number 1625235.

“Collateral Asset” means each or any, as the context may require, of the Identified Assets and Additional Assets over which security is granted to secure Program Debt but excluding any Collateral Asset which has been sold and which no longer constitutes part of the security, in each case in accordance with this Agreement.

“Collateral Asset Contract” means any lease or contract for the use, employment or operation of a Collateral Asset or the provision of services by or from such Collateral Asset.

“Collateral Asset Contract Termination Fee” means any amount due to the Borrower or Collateral Asset Owner from a Lessee or Lessee Guarantor as a result of or in connection with the termination of a Collateral Asset Contract.

“Collateral Asset Disposition” has the meaning given to such term in Section 6.05.

“Collateral Asset Disposition Date” means the date of any Collateral Asset Disposition in accordance with the requirements set forth in Section 6.05.

“Collateral Asset Guarantees” means in relation to each of the Collateral Assets, any guarantee provided or to be provided by a Lessee Guarantor in relation to a Lessee’s obligations under a Collateral Asset Contract and “Collateral Asset Guarantee” means any of them.

“Collateral Asset Owner” means any Person that owns a Collateral Asset.

“Collateral Asset Owner Account” means, in respect of any Collateral Asset Owner, any account in the name of the applicable Collateral Asset Owner opened or to be opened into which Earnings shall be paid, as more particularly described in the relevant Account Charge relating thereto.

“Collateral Asset Report” means the form of certificate attached at Exhibit D.

“Collection Account” means the account of the Borrower maintained with the Account Bank with account number 1625201.

“Commitments” means the Term Loan Commitments.

“Communications” has the meaning specified in Section 9.01(d)(ii).

“Compliance Certificate” means the form of certificate attached at Exhibit B.

“Confidential Information” has the meaning specified in Section 9.12.

“Consolidated Tangible Net Worth” means, with respect to the Parent Guarantor on a consolidated basis, total Shareholders’ Equity, as reported in the balance sheet of the Parent Guarantor and its consolidated Subsidiaries most recently delivered to the Lenders (but excluding for purposes of calculating Shareholders’ Equity any assets or liabilities of, or attributable to its ownership of Apple Bidco Limited and its Subsidiaries (including, for the avoidance of doubt, any debt thereof guaranteed by the Parent Guarantor)), adjusted by:

(a)adding any subordinated debentures (being convertible debentures and other equity linked instruments which are subordinate to the rights of its unsecured creditors generally and which are akin to equity), mezzanine equity and redeemable shares, in each case in the Parent Guarantor;

(b)adding the amounts referred to in Schedule 1.01 to the Seaspan Credit Agreement for the date of such balance sheet (as the same may be adjusted from time to time to reflect the sale of any of the vessels referred to in such Schedule 1.01 following the date of the Seaspan Credit Agreement);

(c)deducting any amount attributable to goodwill or any other intangible asset;

(d)reflecting any variation in the amount of the issued share capital of the Parent Guarantor since the date of such balance sheet; and

(e)deducting any guarantees of indebtedness by Parent Guarantor (but only to the extent the indebtedness so guaranteed was not previously deducted in determining total Shareholders’ Equity).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Extension” means a Borrowing.

“Debenture” means the Debenture granted by the Obligors party thereto in favor of the Security Trustee dated February 28, 2020 (as amended, restated, supplemented or otherwise modified from time to time) and each other such agreement entered into by an Obligor or an entity which becomes an Obligor.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Service Reserve Account” means the account of the Borrower maintained with the Account Bank with account number 1625318.

“Debt Service Reserve Account Minimum Balance” means, (a) for so long as any of the obligations remain outstanding under the APR Loan Agreement, the greater of (x) $15,000,000 and (y) an amount equal to the projected principal and interest payments on the Loans in the six months following the date of determination and (b) commencing on and following the date on which the obligations under the APR Loan Agreement have been repaid in full, if a Debt Service Reserve Event has occurred and is continuing, an amount equal to projected principal and interest payments on the Loans in the six months following the date of determination. Upon (i) the end of each Debt Service Reserve Event,(ii) upon repayment in full of all of the obligations under the APR Loan Agreement if a Debt Service Reserve Event has not then occurred or (iii) the full and final repayment of the Loans and all other amounts outstanding under this Agreement, the Debt Service Reserve Account Minimum Balance shall be reduced to zero and any funds in the Debt Service Reserve Account shall be released to the Borrower.

“Debt Service Reserve Event” means, commencing on and following the date on which all of the obligations under the APR Loan Agreement have been repaid in full, the period beginning on the most recent Determination Date for which (x) the DSCR Ratio (determined on the basis of the most recently completed fiscal quarter for which financial statements are required to have been delivered and not the most recent four quarters) is less than 1.75:1 or (y) the Parent Guarantor’s Consolidated Tangible Net Worth is less than $1.0 billion and continuing until the first Determination Date on which (1) the DSCR Ratio (determined in accordance with the definition thereof) equals or exceeds 2.5:1 and (2) the Parent Guarantor’s Consolidated Tangible Net Worth exceeds $1.0 billion.

“Declined Proceeds” has the meaning specified in Section 2.06(e).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to the Interest Rate plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after request by Borrower or Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and, if applicable, participations in then outstanding Letters of Credit under this Agreement, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender under any one or more of clauses (a) through (d) above solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from (A) the jurisdiction of courts within the United States, or (B) with respect to any Lender that is otherwise subject to the jurisdiction of courts outside the United States, the jurisdiction of such courts, or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Determination Date” means August 15, November 15, February 15 and May 15 in each year or, if such date is not a Business Day, on the immediately preceding Business Day, commencing on August 15, 2020.

“Dollar” and “$” mean lawful money of the United States.

“DSCR Cash Sweep Event” means, as of any date of determination, the failure of the DSCR Ratio as of such date to be at least equal to 1.75:1.0x.

“DSCR Event” has the meaning set forth in Section 6.08(b).

“DSCR Ratio” means, with respect to the last four fiscal quarters for the APR Group, the ratio of: (a) CFADS of the APR Group (excluding any Immaterial Subsidiary which is not an Obligor) for such period, to (b) the aggregate amount of scheduled principal and interest payable (excluding any final payments due at maturity) in respect of Program Debt and any other Indebtedness (other than fully subordinated shareholder debt), accrued or capitalized on the Loans and relevant Indebtedness during the applicable period (whether or not actually paid during such period), provided that for the Funding Date and the first four fiscal quarters for the APR Group after the Funding Date the amount described in clause (b) above shall be calculated using the annualized amount of principal and interest falling due during the period in the fiscal quarter during which the first Payment Date falls (for the avoidance of doubt in this calculation, annualized amortization in such period is 10% of initial loan amount whether scheduled to be paid or not).

“Earnings” means, in respect of a Collateral Asset, all present and future moneys and claims which are earned by or become payable to or for the account of the Borrower or Collateral Asset Owner in connection with the ownership, operation and maintenance of that Collateral Asset and including but not limited to: (a) revenue earned; (b) all moneys and claims in respect of the requisition for hire of that Collateral Asset; (c) payments received in respect of any insurance; (d) payments received pursuant to any Collateral Asset Guarantee relating to that Collateral Asset; and (e) Collateral Asset Contract Termination Fees or other payments in respect of the termination of any Collateral Asset Contract, including without limitation, pursuant to legal proceedings, arbitration or other settlement arrangements.

“EBITDA” means the net income of the APR Group (excluding any Immaterial Subsidiary which is not an Obligor, but otherwise on a consolidated basis), for a Measurement Period as adjusted by, without duplication:

(a)adding back Taxes for such Measurement Period;

(b)adding back all Interest Expenses;

(c)taking no account of any extraordinary or non-recurring item;

(d)excluding any amount attributable to minority interests;

(e)adding back depreciation and amortization;

(f)adding back non-cash expenses and deducting non-cash gains, including mark to market on financial instruments, foreign exchange gains and losses and stock based compensation;

(g)taking no account of (A) any revaluation or impairment of an asset or (B) any loss or gain over book value arising on the disposal of an asset by the APR Group during that Measurement Period, in each case, outside the ordinary course of business;

(h)adding proportionate distributions from unconsolidated entities to the Borrower;

(i)adding any Guarantor Cures paid in respect of such Measurement Period; and

(j)adding amounts received by the APR Group in respect of the Fairfax Indemnity in such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Criteria” means: (a) such asset shall be (i) a gas turbine, mobile diesel or gas generator, (ii) an asset related to, and required for the operation of, those assets referenced in (i) above with a FMV in excess of US$500,000, or (iii) any other asset proposed by the Borrower and reasonably acceptable to the Administrative Agent; (b) such asset shall be owned by (and not leased or on hire to) a Collateral Asset Owner; and (c) its inclusion as a Collateral Asset shall not give rise to a Default; (d) such asset shall be, and shall be capable of being, appraised on the basis set out in Section 5.03.

“Eligible Assignee” as the meaning given to it in Section 9.04(b).

“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Representative” means each Collateral Asset Owner together with their respective employees and all of those persons for whom such Collateral Asset Owner is responsible under any Applicable Law in respect of any activities undertaken in relation to any of the Collateral Assets.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) the institution of proceedings to appoint a trustee to administer, any Pension Plan; (h) written notification of the determination that any Pension Plan is in at-risk status (within the meaning of

Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Article VII.

“Excluded Collateral Asset” means each of:

(a)any Collateral Asset with respect to which (i) any Security Document to which such Collateral Asset or the applicable Collateral Asset Owner is subject ceases to be valid in any material respect or (ii) any Security Document creating a Security Interest in such Collateral Asset or the applicable Collateral Asset Owner in favor of the Security Trustee ceases to provide a perfected security interest in favor of the Security Trustee in such Collateral Asset or the applicable Collateral Asset Owner; and

(b)any Collateral Asset that is impounded, arrested or otherwise detained and not released within forty-five (45) days.

“Excluded Security Assets” means (i) any lease, license, franchise, charter, authorization, contract or agreement to which any Obligor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest (a) (x) is prohibited by or in violation of any law, rule or regulation applicable to such Obligor or (y) requires any governmental consent that has not been obtained, (b) in the case of any such lease, license, franchise, charter, authorization, contract or agreement, is prohibited by or in violation of the terms of any such lease, license, franchise, charter, authorization, contract or agreement or requires an unaffiliated third party consent thereunder or (c) reasonably would be expected to result in material adverse tax consequences to any Obligor (or its affiliates) as reasonably determined by the Borrower; in each case after giving effect to the applicable anti-assignment provisions of the UCC and other applicable laws, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable laws notwithstanding such prohibition; (ii) equity interests in joint ventures or any non-wholly owned subsidiaries, in each case to the extent not permitted by the terms of such person’s organizational or joint venture documents or relevant equity holders agreement or requires an unaffiliated third party consent thereunder, in each case, after giving effect to the applicable anti-assignment provisions of the UCC and other applicable laws; (iii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or to an “amendment to allege use” pursuant to Section 1(c) of the Lanham Act; (iv) any leasehold interest (including any ground lease interest) or fee interest in real property and fixtures affixed to real property, (v) motor vehicles, airplanes and any other assets subject to certificates of title (in each case other than the Collateral Assets); (vi) any deposit account, securities account, commodities account or other account (excluding Charged Accounts); and (vii) any other assets of an Obligor if, in the reasonable judgment of Borrower, and agreed to by the Administrative Agent, the burden, cost or other consequences (including any adverse tax consequences) of creating, perfecting or maintaining the pledge of, or security interest in, such assets is excessive in view of the benefits to be obtained by the Lenders therefrom under the Loan Documents.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, and (b) in the case of a Lender, U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any withholding Taxes imposed under FATCA.

“Fairfax Indemnity” means the Amendment and Waiver to Acquisition Agreement dated February 21, 2020 entered into among Apple Bidco Limited, the Parent Guarantor and Fairfax Financial Holdings Limited, as seller representative, together with the Acquisition Agreement (as defined therein) in so far as it relates to any of the provisions included in such Amendment and Waiver to Acquisition Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means any letter between (inter alios) the Mandated Lead Arrangers and/or the Administrative Agent and/or the Security Trustee and/or the Sole Structuring Agent and/or the Lenders which states that it is a “Fee Letter” for the purposes of this Agreement and “Fee Letter” means any of them.

“Fees” means the fees payable pursuant to any Fee Letter.

“Finance Party” means, collectively, each Lender, any Receiver and any Administrative Party.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“FMV” means, in respect of a Collateral Asset, a valuation on the basis of a sale for prompt delivery for cash on customary arm’s length commercial terms as between a willing seller and a willing buyer.

“Funding Date” means the Business Day specified in the notice pursuant to Section 2.01 as the date on which the Borrower requests the Lenders to make the Term Loan thereunder.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Parent Guarantor and each of its Subsidiaries.

“Guarantee” means, as to any Person, (a) without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), equal to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of the property encumebred thereby as determined by such Person in good faith; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means the Collateral Asset Owners, each other member of the APR Group which is, or is required to be, party to the Loan Documents and provides a Guarantee, excluding the Parent Guarantor.

“Guarantor Cure” has the meaning specified in Section 6.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Identified Assets” means the assets meeting the Eligibility Criteria which are identified in Exhibit C hereto as being the Collateral Assets as at the Funding Date.

“IFRS” means the international financial reporting standards published from time to time by the International Accounting Standards Committee.

“Immaterial Subsidiary” means one or more Subsidiaries of the Borrower (as designated by the Borrower) which (i) do not own any Collateral Assets and (ii) taken together with all such Subsidiaries do not account for more than 10% of EBITDA of the APR Group (for the last two fiscal quarters).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Accounting Principles:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)any agreement treated as a finance or capital lease in accordance with Accounting Principles; and

(g)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Insurers” means the underwriters or insurance companies with whom any Obligatory Insurances are effected.

“Intercreditor Agreement” means the intercreditor and proceeds agreement dated the Closing Date among, inter alios, the Borrower, the Administrative Agent and the Security Trustee.

“Interest Expense” means (i) all interest expense, commitment fees or similar fees in respect of Indebtedness and (ii) amortized amounts in respect of upfront fees, agency fees, arrangement fees, original issue discount and any other similar fees or charges in respect of Indebtedness, in each case incurred by the APR Group (excluding any Immaterial Subsidiary which is not an Obligor) during a Measurement Period.

“Interest Rate” means 7.70% per annum.

“Intra Group Loan” means any loan or other Indebtedness advanced by an Obligor or the Parent Guarantor, as lender, to any Obligor, as borrower.

“Intra Group Loan Agreement” means any agreement in respect of an Intra Group Loan.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lessee” means any lessee of a Collateral Asset or counterparty to a Collateral Asset Contract (other than the relevant Collateral Asset Owner), and “Lessee” shall mean any of them.

“Lessee Guarantor” means any guarantor of a Lessee’s obligations under a Collateral Asset Contract.

“Leverage Ratio” means, with respect to the last four fiscal quarters for the APR Group, the ratio of: (a) the aggregate amount of all outstanding Program Debt and any other Indebtedness (ranking pari passu with the Obligations) of the APR Group as of the last day of such period, to (b) EBITDA of the APR Group (excluding any Immaterial Subsidiary which is not an Obligor) for such period.

“Leverage Ratio Event” has the meaning specified in Section 6.08(d).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loans” means the Term Loan.

“Loan Documents” means, collectively, this Agreement, the Intercreditor Agreement, the Parent Guarantee, any subordination agreement entered into in connection with section 5.02(g) of the Intercreditor Agreement, the Security Documents, any Borrowing Request, the Fee Letters and any other documents entered into in connection herewith.

“Local Law Security Agreement” means, in respect of a Collateral Asset, a Share Pledge in respect of the Collateral Asset Owner and/or Security Interests in respect of Obligatory Insurances in respect of a Collateral Asset, a Security Interest governed by the laws of the relevant Applicable Jurisdiction (or, if, pursuant to the laws of the relevant jurisdiction, the laws of another jurisdiction would govern the perfection and enforcement of a Security Interest in respect of the applicable asset or right, that other jurisdiction) providing valid, effective and enforceable security in respect thereof in the relevant Applicable Jurisdiction.

“LTV Event” has the meaning set forth in Section 6.08(a).

“LTV Ratio” means, at any Test Date, the ratio (expressed as a percentage) of (a) the outstanding Program Debt and Capex Facility Indebtedness (ranking pari passu with the Obligations) to (b) the aggregate of (i) the latest OLV of each Collateral Asset (other than Excluded Collateral Assets); and (ii) the then current balance of any amounts on deposit in the Collateral Account and Debt Service Reserve Account.

“Make-Whole Amount” shall mean, with respect to any Loan, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Loan over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Loan, the principal of such Loan that is to be prepaid pursuant to Section 2.05 and Section 2.06(b), as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Loan, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Loan is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Loan, 0.50% plus the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date]. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded on the run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded on the run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Loan.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest two decimal places) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest two decimal places) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Loan, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made on such Loan hereunder, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.05 or Section 2.06(b).

“Settlement Date” means, with respect to the Called Principal of any Loan, the date on which such Called Principal is to be prepaid pursuant to Section 2.05 or Section 2.06(b), as the context requires.

“Mandated Lead Arranger” means Citibank, N.A. in its capacity as mandated lead arranger.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to perform its Obligations, (b) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Parties, any Lender under any Loan Documents.

“Maturity Date” means the date that is six (6) years after the Closing Date or, if such date is not a Business Day, on the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 9.14.

“Measurement Period” means, at any time, the last four fiscal quarters for the Parent Guarantor or the Borrower, as applicable.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any other Obligor thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing in accordance with the Loan Documents that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Obligatory Insurances” means, in respect of each Collateral Asset: (a) all contracts and policies of insurance which are from time to time required to be effected and maintained in accordance with this Agreement in respect of each of the Collateral Asset; and (b) all benefits under the contracts, policies and entries under subsection (a) above and all claims in respect of them and the return of premiums.

“Obligor” means the Borrower and the Guarantors and, for the purposes of Sections 3.20, 3.21, 5.07, 6.11 and 6.12, the Parent Guarantor.

“OLV” means, in respect of any Collateral Asset, a valuation on the basis of a sale for prompt delivery for cash as part of an orderly liquidation of assets, without giving any benefit to contracts associated with such assets.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Financial Statements” means the consolidated financial statements of each of the Parent Guarantor and APR Energy Limited for the financial year ended December 31, 2018.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Parent Guarantee” means the guarantee and indemnity to be granted on or about the Funding Date by the Parent Guarantor in favor of the Security Trustee in the agreed form.

“Parent Guarantor” means Atlas Corporation.

“Participant” has the meaning specified in Section 9.04(d).

“Participant Register” has the meaning specified in Section 9.04(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the Business Day falling three Business Days after each February 15, May 15, August 15 and November 15, commencing on August 19, 2020.

“Permitted Liens” means: (a) Security Interests created by the Security Documents; (b) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) for which no action has been taken to enforce such Liens and such Liens are which are being contested in good faith and by appropriate proceedings (and for the payment of which adequate reserves are at the relevant time maintained or provided as shall be required in conformity with Accounting Principles), (c) statutory and common law liens of warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, in each case arising in the ordinary course of business, outstanding for not more than 30 days, or if more than 30 days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings (and for the payment of which adequate reserves are at the relevant time maintained or provided as shall be required in conformity with Accounting Principles); (d) cash deposits or pledges made (including cash deposits supporting Third Party Letters of Credit) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as the same do not give rise to any material risk of any foreclosure sale or similar proceeding with respect to any portion of the Collateral on account thereof; (e) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business; (f) (other than in respect of any Collateral Asset) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business; (g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(j) or securing appeal or other surety bonds relating to such judgments; (h) Liens of collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction and Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account; (i) (other than in respect of any Collateral Asset) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord and contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract; (j) Liens on the assets of the Bangladesh Subsidiary securing the intercompany Indebtedness owed by the Bangladesh Subsidiary to APR Energy Holdings Limited; provided that such Indebtedness shall be evidenced by a promissory note and it, and the Liens granted in connection therewith, shall be pledged by the Borrower to the Security Trustee; (k) (other than in respect of any Collateral Asset) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the APR Group or materially detract from the value of the relevant assets of the Obligors or (ii) secure any Indebtedness; (l) Liens in connection with capital leases and purchase money Indebtedness in an aggregate amount not to exceed $2,500,000; provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness; (m) Liens existing on any property or asset prior to the acquisition thereof by any of the Obligors or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes an Obligor, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of any of the Obligors, (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and (iv) such Liens do not secure Indebtedness; provided that, in each case, the same do not give rise to a material risk of any Collateral Asset or interest therein being seized, sold, forfeited or otherwise lost or of criminal liability on an Indemnitee.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any member of the APR Group, or any such plan to which any member of the APR Group is required to contribute on behalf of any of its employees or with respect to which any member of the APR Group has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be in such form as the Administrative Agent may approve.

“Prepayment Premium” has the meaning specified in Section 2.05(b).

“Program Debt” has the meaning specified in the Intercreditor Agreement.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets appointed under any Security Document.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 9.04(c).

“Rejection Notice” has the meaning specified in Section 2.06(e).

“Related Contracts” means any or all of the following (as the context requires): (a) the Obligatory Insurances; (b) the Collateral Asset Contracts; and (c) the Collateral Asset Guarantees.

“Related Parties” means, with respect to any Person, such Person’s Affiliates, head office, other branches and regional offices, and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates, head office, other branches and regional offices.

“Repayment Schedule” means the repayment schedule prepared in accordance with Section 2.03.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Insurance Amount” means US$250,000,000 as at the Closing Date. Following the Closing Date, such amount shall be (i) increased by the proportion of such amount (as otherwise increased or decreased prior to the relevant date) which the OLV of any new Collateral Asset bears to the aggregate OLV of all Collateral Assets at such time and (ii) decreased by the proportion of such amount (as otherwise increased or decreased prior to the relevant date) which the OLV of any removed Collateral Asset bears to the aggregate OLV of all Collateral Assets at such time, whereupon the “Required Insurance Amount” at any given date shall be the amount so increased and decreased prior to such date.

“Required Lenders” means, at any time, Lenders holding more than 66-2/3% of (a) until the Funding Date, the Commitments then in effect and (b) thereafter, the aggregate principal amount of the Term Loan outstanding.  The outstanding Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president or a Financial Officer of the relevant Obligor or, where applicable, the Parent Guarantor, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01 and any provision relating to the knowledge of a Responsible Officer, any vice president, secretary or assistant secretary of the Borrower, (c) for purposes of any provision relating to the knowledge of a Responsible Officer, any vice president, corporate secretary, corporate assistant secretary, or member of the board of directors of the applicable Obligor and (d) solely for purposes of Borrowing Requests, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article II, any other officer or employee of the Borrower or Parent Guarantor so designated from time to time by one of the officers described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent).  Any document delivered hereunder that is signed by a Responsible Officer of an Obligor, Borrower or Parent Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is the subject of Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in, or acting on behalf of a Person listed in, any Sanctions related list maintained by any Sanctions Authority, (b) any Person located, organized, or resident in a Sanctioned Jurisdiction, or (c) any other subject of Sanctions, including, without limitation, any Person controlled or 50 percent or more owned in the aggregate, directly or indirectly, by any subject or subjects of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce or through any existing or future statute or Executive Order), the United Kingdom (including, without limitation, Her Majesty’s Treasury), the European Union and any EU member state, the French Republic, the United Nations Security Council, Canada and Hong Kong Monetary Authority and any other governmental authority with jurisdiction over the Obligors.

“Seaspan Credit Agreement” means that certain Credit Agreement dated as of May 15, 2019 among Seaspan Holdco III Ltd., as borrower, Citibank, N.A. as Administrative Agent and the other parties thereto.

“Security Agreement” means the Pledge and Security Agreement by the Obligors party thereto in favor of the Security Trustee dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time) and each other such agreement entered into by an Obligor or an entity which becomes an Obligor.

“Security Assets” means any asset which is the subject of a Security Interest created by a Security Document.

“Security Documents” means: (a) the Security Agreement; (b) the Debenture; (c) the Account Charges; (d) the Share Pledges; (e) any Local Law Security Agreement; and (f) any other document designated as such in writing by the Borrower or any Obligor and the Administrative Agent; in each case together with any and all notices and acknowledgements entered into and in connection therewith.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Security Trustee” means UMB Bank, National Association.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with Accounting Principles.

“Share Pledge” means, in relation to the Borrower, each Collateral Asset Owner and each other Obligor, each first priority charge, pledge or mortgage or equivalent over the shares in such Obligor, in each case in favor of and in form and substance satisfactory to the Security Trustee and “Share Pledges” means all such share pledges.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Apple Bidco Limited.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that any Blue Chip Swap shall be excluded from the definition thereof.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 2.01.

“Term Loan Availability Period” means the period from the Closing Date to but excluding the Term Loan Availability Termination Date.

“Term Loan Availability Termination Date” means the date falling three (3) months after the Closing Date (or, if such date is not a Business Day, on the preceding Business Day).

“Term Loan Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, a Term Loan to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount up to but not exceeding the amount set forth opposite the name of such Lender in Schedule 2.01 under the heading “Term Loan Commitments” or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as such amount may be reduced pursuant to Sections 2.05 or 2.06 or increased or reduced pursuant to assignments effected in accordance with Section 9.04.

“Term Loan Required Payments” has the meaning given in Section 2.03(a)(i).

“Test Date” means: (a) the Funding Date; (b) each Collateral Asset Disposition Date; and (d) commencing on the Funding Date, each Determination Date.

“Third Party Letters of Credit” means: any letter of credit issued by any Person to support obligations of any of the Obligors in a jurisdiction other than the United Kingdom and the United States if the prospective beneficiary thereof requests the issuance of a letter of credit.

“Total Loss” means in relation to a Collateral Asset:

(a)actual, constructive, compromised, agreed or arranged total loss of that Collateral Asset;

(b)requisition for title or other compulsory acquisition of that Collateral Asset otherwise than by requisition for hire;

(c)capture, seizure, arrest, detention, or confiscation of that Collateral Asset by any government or by persons acting or purporting to act on behalf of any government or by any other person which deprives the Collateral Asset Owner of that Collateral Asset or the Lessee of the use of that Collateral Asset for more than sixty (60) days after that occurrence; and

(d)requisition for hire of that Collateral Asset by any government or by persons acting or purporting to act on behalf of any government which deprives the Collateral Asset Owner or as the case may be the Lessee of the use of that Collateral Asset for a period of sixty (60) days, other than a Collateral Asset Contract of the Collateral Asset to a government or government agency approved by the Borrower and by the Administrative Agent.

“UBO” means (a) any of Kyle Washington, Kevin Washington, Dennis Washington or any of their estate, spouse, and/or descendants; (b) any trust for the benefit of the persons listed in (a); (c) Fairfax Financial Holdings Limited; (d) an Affiliate of any of the persons listed in (a), (b) or (c); or (e) a combination of the foregoing.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unrelated Parties” has the meaning given in Section 3.32.

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03Accounting Terms; Changes in Accounting Principles.

(a)Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with Accounting Principles as in effect on the Closing Date.  Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with Accounting Principles as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded. Notwithstanding any changes in Accounting Principles after the Closing Date, any lease of the Obligors that would be characterized as an operating lease under Accounting Principles as in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a capital lease (and shall continue to be characterized as an operating lease) under this Agreement or any other Loan Document as a result of such changes in Accounting Principles.

(b)Changes in Accounting Principles.  If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in Accounting Principles or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04[Reserved].

SECTION 1.05[Reserved].

SECTION 1.06Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

COMMITMENTS

SECTION 2.01Term Loan Commitments.

(a)Term Loan.  Each Lender severally, and not jointly with the other Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in US Dollars (the “Term Loan”) available to Borrower during the Term Loan Availability Period in an aggregate principal amount up to but not exceeding such Lender’s Term Loan Commitment.  Amounts repaid or prepaid with respect to the Term Loan may not be re-borrowed. Unless previously terminated, the Term Loan Commitment of each Lender shall automatically terminate at 5:00 p.m. (New York City time) on the Term Loan Availability Termination Date or, if earlier, immediately following the initial Borrowing under the Term Loan during the Term Loan Availability Period.

(b)Procedure for Borrowing.  Borrower may make one (1) Borrowing under the Term Loan during the Term Loan Availability Period. Borrower shall give the Administrative Agent a revocable Borrowing Request (which must be received by the Administrative Agent prior to 12:00 Noon, New York City time one Business Day prior to the requested Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date.  The Borrowing of the Term Loan shall be in an amount equal to US$100,000,000.  Upon receipt of any such Borrowing Request from Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of the Term Loan advance available to the Administrative Agent for the account of the Borrower prior to 12:00 Noon, New York time, on the Borrowing Date requested by Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the Collection Account or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

SECTION 2.02[Reserved].

SECTION 2.03Repayment Schedule.

(a)Promptly following the issuance of the Borrowing Request in respect of the Term Loan, the Administrative Agent will, in consultation with the Borrower and the Lenders, prepare a repayment schedule in respect of the Term Loan (the “Repayment Schedule”). The Repayment Schedule will be prepared on the basis that:

(i)the Borrower will repay the Term Loan in instalments on each Payment Date, commencing on the first Payment Date following the third anniversary of the Funding Date (the “Term Loan Required Payments”);

(ii)the Term Loan will amortize, commencing on the first Payment Date following the third anniversary of the Funding Date until the Maturity Date, at a rate of 10% per annum, which rate shall be calculated on the basis of the aggregate amount of the Term Loan which has been advanced (excluding any amortization payments which have previously been made) as at the applicable Payment Date, and such annual repayments shall be split pro rata over each of the applicable Payment Dates.

(b)The Administrative Agent and the Borrower will agree such Repayment Schedule in respect of the Term Loan prior to the Funding Date.

(c)If any optional partial prepayment of the Term Loan is made pursuant to Section 2.05(a), or any amount of the Term Loan is prepaid as a result of a DSCR Cash Sweep Event, Guarantor Cure or Collateral Asset Disposition, such amounts shall reduce the Term Loan Required Payments pro rata (or, if the Borrower so directs in relation to any optional partial prepayment of the Term Loan pursuant to Section 2.05(a), in the manner which the Borrower directs) and the Administrative Agent will, in consultation with the Borrower, revise the repayment schedule to take into account the relevant partial prepayment and its required manner of application pursuant hereto. The Administrative Agent and the Borrower will agree such Repayment Schedule. The revised repayment schedule shall thereafter be the “Repayment Schedule” for the purposes of this Agreement.

SECTION 2.04Repayment of the Loans

The Borrower shall repay the Term Loan as follows:

(a)on each Payment Date on and following the first Payment Date following the third anniversary of the Funding Date, the Term Loan Required Payments in accordance with the Repayment Schedule; and

(b)on the Maturity Date, the outstanding principal balance of the Term Loan.

SECTION 2.05Optional Prepayments; Call Protection

(a)Optional Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time and from time to time, prepay any Borrowing in whole or in part, subject to any applicable premium in accordance with clause (b) of this Section 2.05; provided that (i) such notice shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Administrative Agent (if promptly confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) one Business Day before the date of prepayment; (ii) such Prepayment Notice shall specify (A) whether such prepayment shall be applied to prepay the Term Loan of the Lenders and/or prepay outstanding principal under any Additional Debt Documents, (B) for any amounts of such prepayment to be applied to the Term Loan, how such amounts are to be applied against the remaining Term Loan Required Payments, (C) the prepayment date and (D) the principal amount of each Borrowing or portion thereof to be prepaid; (iii) each such partial prepayment shall be in an amount not less than $2,000,000, or a larger multiple of $100,000.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each Prepayment Notice shall be irrevocable, provided that a prepayment notice in respect of a payment of all Obligations shall be permitted to include a range of prepayment dates (to be agreed with the Administrative Agent) with a per day prepayment amount within such range of prepayment dates.

(b)If the Borrower (x) makes an optional prepayment of all or any portion of the Loans pursuant to Section 2.05(a) or (y) makes a mandatory prepayment of all or any portion of the Facility pursuant to Section 2.06(b), in each case, the Borrower shall pay, to the Administrative Agent, for the ratable account of each Lender, a prepayment premium in an amount equal to: (1) for any such prepayment during the period between the Closing Date and the second anniversary of the Closing Date, a premium in an amount equal to the Make-Whole Amount, and (2) for any such prepayment during the period between the day following the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, a premium in an amount equal to 2.00% of the principal amount of the Loan prepaid. On and after the three-year anniversary of the Closing Date, no prepayment premium shall apply to any prepayment of the Loans (each such premium in this Section 2.05(b) hereinafter referred to as the applicable “Prepayment Premium”).

(c)Application.  Each optional prepayment of a Borrowing shall be applied to reduce all Term Loan Required Payments pro rata (or, if the Borrower so directs in relation to any optional partial prepayment of the Term Loan pursuant to Section 2.05(a), in the manner which the Borrower directs).  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.

SECTION 2.06Mandatory Prepayments.

(a)Illegality. Subject to Section 2.17, if it is or will be unlawful in any jurisdiction for a Lender to perform any of its obligations under any Loan Documents, or to fund or maintain its share in the Loans, or any Obligor is or becomes a Sanctioned Person, and such Lender (or in the case of any Obligor being or becoming a Sanctioned Person, any Lender) has notified the Administrative Agent and the Borrower of the same: (i) the Borrower shall repay or prepay that Lender's participation in the Loans in full; and (ii) the Commitments of that Lender will be immediately cancelled. The date for repayment or prepayment referred to in (i) above will be, (x) in the case where it is already unlawful for such Lender to perform such obligations or to fund or maintain its share in the Loans, or an Obligor has become a Sanctioned Person, as soon as practicable and (y) in the case of unlawfulness that will occur in the future, the date specified by that Lender in the relevant notification, which shall not be earlier than ten (10) Business Days preceding the last day of any applicable grace period allowed by law and which shall be a date falling at least thirty (30) days from the date of the notice (but in any event no later than the last day of any applicable grace period allowed by law).

(b)Change of Control.  Upon the occurrence of a Change of Control, the Borrower shall (i) prepay the Loans in full, together with accrued interest thereon to the date of such prepayment and (ii) terminate all of the unused Commitments, if any. Any prepayment of the Loans under this Section 2.06(b) shall be made on the date of occurrence of such Change of Control.

(c)Collateral Asset Disposition, Total Loss and Guarantor Cures.  Upon any amounts standing to the credit of the Collateral Account being required to be applied in prepayment of the Program Debt in accordance with section 4.02(b) of the Intercreditor Agreement, the Borrower shall prepay the relevant portion of the Loans, together with accrued interest thereon to the date of such prepayment.

(d)Ownership of Seaspan Corporation. On any date on which the Parent Guarantor ceases to own, directly or indirectly, 100% of the equity interests of Seaspan Corporation, and on any date on which the Parent Guarantor’s ownership, direct or indirect, of such equity interests is further reduced, the Borrower shall prepay a percentage of the then-outstanding principal amount of the Loans equal to the percentage reduction in the Parent Guarantor’s direct and/or indirect ownership of such equity interests on such date.

(e)If the Borrower is required to make a mandatory offer of prepayment of the Loans pursuant to Section 2.06(b) or Section 2.06(d), the Borrower shall notify the Administrative Agent of the amount of such prepayment and the prepayment date, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such date. Notwithstanding anything contained herein to the contrary notwithstanding, (x) each Lender may reject its ratable share of any such mandatory prepayment referred to in Section 2.05(b) above (such declined amounts, the “Declined Proceeds”), without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayment, by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, seven (7) Business Days after the date of such Lender’s receipt of notice from Administrative Agent regarding such prepayment and, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within such time period, any such failure will be deemed an acceptance of such mandatory prepayment and the mandatory prepayment shall be made within three (3) Business Days after the end of such payment period.

(f)Application of Mandatory Prepayments. Any repayment or prepayment under this Section 2.06 shall be applied, pro rata and pari passu, to repay the outstanding principal of the Term Loan and the outstanding principal under any Additional Debt Documents (provided that if any Additional Debt Finance Party elects not to receive such amounts, such amounts shall be applied to repay the outstanding principal of the Term Loan pro rata to the remaining installments).

SECTION 2.07[Reserved].

SECTION 2.08Interest.

(a)Interest Rates.  Subject to paragraph (b), the Loans shall bear interest on the unpaid outstanding principal amount thereof from the date made through repayment (whether by repayment, prepayment, acceleration or otherwise) thereof at a rate per annum equal to the Interest Rate.

(b)Default Interest.  If any amount payable by any Obligor under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate.  Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the applicable Default Rate.

(c)Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)Interest Computation.  Interest payable pursuant to this Section 2.08 shall be computed on the basis of a 365 day or 366 day year, as the case may be, for the actual number of days elapsed in the period during which it accrues.

SECTION 2.09Fees.

(a)Fee Letters.  Fees shall be paid by the Borrower in the amount, in the manner and at the times agreed in the Fee Letters.

(b)Fee Computation.  All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

SECTION 2.10Evidence of Debt. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Credit Extension made by such Lender.  The Administrative Agent shall maintain the Register in accordance with Section 9.04(c).  The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein.  Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents.  In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.11Payments Generally; Several Obligations of Lenders.

(a)Payments by Borrower.  All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 2:00pm (New York City time) on the date specified herein.  All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.  The Administrative Agent will apply such amounts in accordance with the Intercreditor Agreement.

(b)Application of Insufficient Payments.  Subject to section 4.02 of the Intercreditor Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)Several Obligations of Lenders.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participations or to make its payment under Section 9.03(c).

SECTION 2.12Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.13[Reserved].

SECTION 2.14Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)impose on any Lender any condition, cost or expense (other than Indemnified Taxes, Other Taxes and Excluded Taxes) affecting this Agreement or Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15Taxes.

(a)Defined Terms.  For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall to the extent legally able to do so, deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall (to the extent it is legally able to do so) deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding sentence, (i) nothing herein shall obligate any Lender to disclose any confidential information in connection therewith and (ii) the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.16[Reserved].

SECTION 2.17Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender (x) requests Borrower to repay its Loans in full pursuant to Section 2.06(a), (y) requests compensation under Section 2.14 or (z) requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate the illegality contemplated by section 2.06(a) or eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement and Termination of Lenders.  If (x) any Lender requests (A) Borrower to repay its Loans in full pursuant to Section 2.06(a) or (B) compensation under Section 2.14, or (y) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (I) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (II) prepay such Lender’s Loans in full and permanently reduce the Commitments by the amount of such payment in accordance with Section 2.05(c); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts; provided that no Prepayment Premium shall be due in connection with any prepayment pursuant to this Section 2.17);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with Applicable Law and such Lender shall have satisfied any know your customer requirements of such Lender in connection with such assignment as required by Applicable Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.06.

SECTION 2.18Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.02(b).

(ii)Defaulting Lender Waterfall.  To the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.19[Reserved].

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the other parties (excluding any other Obligors) to enter into this Agreement, the Borrower represents and warrants with respect to itself and each other Obligor to each other party hereto (excluding any other Obligors) that as of the Closing Date, (other than in respect of the representation and warranty set forth is Section 3.13) the Borrowing Date and, in respect of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.06, 3.08, 3.16, 3.17, 3.20, 3.21,  3.26, 3.28, 3.29 and 3.30, on each Payment Date:

SECTION 3.01Status.  (a) Each Obligor is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation as at the date hereof (or such other jurisdiction as may be acceptable to the Administrative Agent), and (b) each Obligor has the power to own its assets and carry on its business as it is being conducted.

SECTION 3.02Powers and authority.  Each Obligor has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of, the Loan Documents to which it is or will be a party and the transactions contemplated by those Loan Documents.

SECTION 3.03Legal validity.  The obligations expressed to be assumed by each Obligor in each Loan Document to which it is a party are legal, valid, binding and enforceable obligations, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04Non-conflict.  The entry into and performance by each Obligor of, and the transactions contemplated by, the Loan Documents to which it is a party do not conflict with: (a) any law or regulation applicable to it in any material respect; (b) its constitutional documents in any material respect; or (c) any document which is binding upon it or any of its assets that, in the case of this clause (c), could reasonably be expected to cause a Material Adverse Effect.

SECTION 3.05No default.  (a) No Default is continuing or will result from the execution of, or the performance of any transaction contemplated by, any Loan Document. (b) No other event is outstanding which constitutes a default under any document which is binding on any Obligor or any of its assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

SECTION 3.06Authorizations.  All authorizations required by each Obligor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Loan Documents have been obtained or effected (as appropriate) and are in full force and effect.

SECTION 3.07Financial statements.  The audited consolidated financial statements of Parent Guarantor and APR Energy Limited most recently delivered to the Administrative Agent (or, until delivery of the first audited financial statements, the Original Financial Statements): (a) have been prepared in accordance with Accounting Principles (in relation to the Parent Guarantor) and IFRS (in relation to APR Energy Limited), in each case consistently applied; (b) have been audited in accordance with have been audited in accordance with GAAP (in relation to the Parent Guarantor) and IFRS (in relation to APR Energy Limited); and (c) fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements or other information.

SECTION 3.08No misleading information.  (a) Any factual information provided in writing (“Written Factual Information”) by or on behalf of any Obligor in connection with the Loan Documents or any Collateral Asset (other than forward looking information and information of a general economic or industry specific nature) was true and accurate in all material respects as at the date it was provided; (b) any financial projections contained in the Written Factual Information were prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions believed by such Obligor to be reasonable in light of the then existing conditions except that such financial projects and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Administrative Agent that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Obligors’ control, that no assurance can be made that any particular projection will be realized, that actual results may differ from projected results and that such differences may be material); and (c) to the best of the knowledge and belief of the Obligors, nothing has occurred and no information has been given or withheld that results in the information contained in the Written Factual Information, taken as a whole, being untrue or misleading in any material respect.

SECTION 3.09No Material Adverse Effect.  There has been no Material Adverse Effect since the date of the Original Financial Statements.

SECTION 3.10Litigation.  No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) been started or threatened against any Obligor which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief).

SECTION 3.11Pari passu ranking.  Each Obligor’s payment obligations under the Loan Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

SECTION 3.12Taxes.  Each Obligor has filed all Tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except (a) such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by Accounting Principles have been established, or (b) where failure to file such returns or pay or make provision for such Taxes, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13Taxes on payments.  As at the Closing Date, all amounts payable by any Obligor to the Administrative Parties under the Loan Documents may be made without any deduction or withholding for any Taxes, in each case, assuming no such deduction or withholding is required as a result of circumstances applicable to any Lender.

SECTION 3.14Stamp duties.  Except as notified in writing to by the Administrative Agent by any Obligor, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Loan Document.

SECTION 3.15Environment.  Except as may already have been disclosed by the Borrower in writing to the Administrative Agent: (a) each Obligor and its Environmental Representatives have for the past three (3) years, complied with the provisions of all applicable Environmental Laws in relation to the Collateral in all material respects; (b) each Obligor and its Environmental Representatives have obtained all requisite Environmental Approvals in relation to the Collateral (or any part thereof) and are in compliance with such Environmental Approvals in all material respects; (c) no Obligor or any of their Environmental Representatives have received written notice of any Environmental Liability in relation to the Collateral (or any part thereof) which alleges non-compliance in any material respects with applicable Environmental Laws in relation to the Collateral (or any part thereof) or Environmental Approvals in relation to such Collateral; (d) to the knowledge of the Borrower, there is no material Environmental Liability in relation to the Collateral (or any part thereof) pending or threatened; and (e) there has been no release of Hazardous Materials by or in respect of the Collateral (or any part thereof) about which the Obligors are aware which could be reasonably executed to have a Material Adverse Effect.

SECTION 3.16Security Interests.  No Security Interest exists over any Obligors’ assets which would cause a breach of Section 6.01.

SECTION 3.17Security Assets.  Each Obligor is solely and absolutely entitled to the Security Assets over which it has or will create any Security Interest pursuant to the Security Documents to which it is, or will be, a party and there is no agreement or arrangement, under which it is obliged to share any proceeds of or derived from such Security Assets with any third party (excluding any Permitted Liens).

SECTION 3.18Affected Financial Institution and Covered Entities.  No Obligor nor the Parent Guarantor is an Affected Financial Institution or a Covered Entity.

SECTION 3.19No amendments to Related Contracts.  The copies of the Related Contracts provided to the Administrative Agent prior to the Closing Date are correct and complete (and there have been no material amendments thereto) as of the Closing Date.

SECTION 3.20Money Laundering.  Neither any Borrowings hereunder nor the performance of any of the Obligors’ respective obligations under the Loan Documents or Related Contracts will involve any breach by the Obligors or any of their respective Subsidiaries of any money laundering statutes of any jurisdictions where the Obligors or any of their respective Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”).

SECTION 3.21Anti-Corruption and Sanctions.  (a) Each Obligor is conducting and will continue to conduct its business in compliance with Anti-Money Laundering Laws and Anti-Corruption Laws; (b) each Obligor has implemented, maintained, and will continue to maintain in effect policies and procedures designed to promote its compliance and the compliance by its directors, officers, employees, and agents, with Anti-Money Laundering Laws and Anti-Corruption Laws; (c) none of the Obligors or any of their subsidiaries is, or, to the knowledge of the Obligors, is owned or controlled by, a Sanctioned Person, or located, organized, or resident in a Sanctioned Jurisdiction; (d) no proceeds of the Program Debt will be made available, directly or, to the knowledge of the Obligors, indirectly, to or for the benefit of, or used to fund any activities with or business of a Sanctioned Person, or in any country territory that, at the time of such funding, is the subject of Sanctions, or otherwise applied in a manner or for a purpose prohibited by Sanctions or Anti-Corruption Laws, or which would result in a violation of Sanctions by any person (including any person participating in the Program Debt, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise); (e) each Obligor and each of their Subsidiaries is in compliance with all Sanctions, is not, to the best of its knowledge and belief, under investigation for an alleged violation of Sanctions, and shall implement a policy for Sanctions in line with applicable law; (f) each Obligor and each of their Subsidiaries shall not fund all or part of any repayment required to be made pursuant to Program Debt out of proceeds directly or indirectly derived from any business, activities or transactions which would be prohibited by Sanctions or which would otherwise cause any person or a Finance Party to be in breach of Sanctions or to otherwise become the subject or target of Sanctions; and (g) each Obligor and each of their Subsidiaries shall not operate, possess, use, dispose of or otherwise deal with, or procure or allow the ownership, operation, possession, use, disposal of or any other dealing with, each Collateral Asset or part thereof for any purpose or to any person which would violate or cause any Finance Party to violate, when and as applicable, any Sanctions, any anti-terrorism law or any anti-corruption law in each case applicable to it.

SECTION 3.22Compliance with laws.  Each Obligor is in compliance in all material respects with all laws and regulations applicable to it, including Anti-Corruption Laws and Anti-Money Laundering Laws and, to the best of the Obligors’ knowledge, is not under investigation for an alleged violation thereof.

SECTION 3.23Investments Company Act.  No Obligor is required to register as an “investment company,” as defined in the United States Investment Company Act of 1940, as amended without reliance on Section 3(c)(1) and/or Section 3(c)(7) of the Investment Company Act. No Obligor is a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (commonly referred to as the “Volcker Rule”).

SECTION 3.24Regulation U.  No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).  No proceeds of the Program Debt will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

SECTION 3.25Insolvency.  (a) No Obligor is unable, nor admits or has admitted its inability, to pay its debts as such debts become due or has generally suspended making payments on its debts; (b) no Obligor, by reason of actual or anticipated financial difficulties neither has commenced, nor intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness; (c) the value of the assets of the Obligors on a consolidated basis is not less than the collective liabilities of the Obligors on a consolidated basis (taking into account contingent and prospective liabilities); (d) no moratorium has been, or may, to the knowledge of the Obligors in the reasonably foreseeable future be, declared in respect of any Obligors’ Indebtedness; and (e) no reorganization or liquidation of any Obligor has occurred.

SECTION 3.26Immunity.  (a) The execution by each Obligor of each Loan Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each such Loan Document will constitute, private and commercial acts performed for private and commercial purposes; and (b) no Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Loan Document.

SECTION 3.27ERISA Compliance.

(a)Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d)To the knowledge of the Borrower, the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount on a funding basis.  Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur liability as a result of a complete withdrawal from a Multiemployer Plan.

(e)To the extent applicable, each Plans covering employees of the APR Group covering employees outside of the United States (“Foreign Plans”) has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  No member of the APR Group has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the APR Group, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by an amount that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.28Jurisdiction and governing law.  (a) Each of the following are legal, valid and binding under the Laws of each Obligor’s jurisdiction of incorporation: (i) its irrevocable submission under this Agreement to the jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; (ii) its agreement that this Agreement is governed by the law of the State of New York; and (iii) its agreement not to claim any immunity to which it or its assets may be entitled; (b) any judgment obtained in the State of New York will be recognized and be enforceable by the courts of each Obligor’s jurisdiction of incorporation, subject to any statutory or other conditions of such jurisdiction.

SECTION 3.29Ownership.  The Borrower is a wholly owned Subsidiary of Apple Bidco Limited and each other Obligor is directly or indirectly either (a) a wholly owned Subsidiary of Apple Bidco Limited or (b) a majority owned Subsidiary of Apple Bidco Limited and (i) the ownership rights in respect of such Obligor are such that the Security Interest granted in respect such Obligor pursuant to the applicable Share Pledge shall be legally and validly enforceable in respect of all Equity Interests in the applicable Obligor or (ii) the Administrative Agent shall be satisfied that, upon enforcement of the Share Pledge in respect of such Obligor, the Security Trustee shall have a legal, valid and enforceable right to simultaneously direct the transfer (whereupon such transfer will occur) of all remaining Equity Interests in such Obligor to an entity designated by the Security Trustee.

SECTION 3.30Use of proceeds.  The proceeds of the Program Debt will be used by the Borrower (a) to refinance its existing Indebtedness; (b) for the general corporate purposes of the APR Group.

SECTION 3.31Special purpose representations.  (a) No Obligor is a party to any contract or agreement with any person, or has conducted any business, or has otherwise created or incurred any liability to any person, other than in connection with the acquisition, leasing and disposition of the Collateral, the making of Loans or as not prohibited Loan Documents (including Section 6.03 herein) and activities ancillary thereto; (b) no Obligor is a partner or joint venturer in any partnership or joint venture; and (c) each Obligor has complied in all material respects with all corporate and/or other legal formalities required by its certificate of incorporation, certificate of formation and by-laws, operating agreement, memorandum and articles of association, constitution or similar formation documents, as applicable, and as duly amended prior to the Closing Date, and by Applicable Law, including, among other things, the observance of all restrictions on activity and corporate or other legal form of each such entity's organizational documents.

SECTION 3.32Separateness. The Borrower, on behalf of itself and each Obligor, represents that each Obligor conducts its business such that it is a separate and readily identifiable business from, and independent of, any Person that is not a member of the APR Group or an Obligor, (collectively, “Unrelated Parties”).

(b)	The Borrower generally carries on its business and manages its affairs as an independent business separate and identifiable from the business of each Unrelated Party.

SECTION 3.33Beneficial Ownership Certification.  As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

ARTICLE IV

CONDITIONS

SECTION 4.01Funding Date.  The obligation of each Lender to make Credit Extensions hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender), provided that notwithstanding anything to the contrary set forth in this Section 4.01, the documents and conditions set forth in Section 4.03 shall not be conditions to the Funding Date:

(a)Principal Loan Documents.  Copies of counterparts of each of the following documents duly executed by all parties thereto:

(i)this Agreement;

(ii)the Intercreditor Agreement;

(iii)the Parent Guarantee;

(iv)the Fee Letters;

(v)any Intra Group Loan Agreement;

(b)Corporate Documents.  In respect of each Obligor and the Parent Guarantor:

(i)a copy, certified by a duly authorized representative of such person to be a true, complete and up to date copy, of the constitutional documents of that person;

(ii)a copy, certified by a duly authorized representative of such person to be a true copy and as being in full force and effect and not amended or rescinded, of a resolution of the board of directors of such person:

(A)approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(B)authorizing a person or persons to execute and deliver, on behalf of that person, the Loan Documents to which it is party and any notices or other documents to be given pursuant thereto;

(iii)a copy, certified by a duly authorized representative of that person to be a true copy and as being in full force and effect and not amended or rescinded of the power of attorney (if any) issued by or on behalf of that person, and not amended or rescinded, authorizing the execution by the attorneys named therein of the Loan Documents to which it is a party; and

(iv)specimen signatures of the signatories of that person (including any attorney named in the power of attorney referred to in paragraph (iii) above), certified by an officer of that person.

(c)Service of Process.  Evidence that the process agent specified in any of the Loan Documents by any Obligor or the Parent Guarantor has accepted its appointment in relation to the relevant Obligor or the Parent Guarantor.

(d)“Know your customer”.

(i)Each of the Finance Parties shall have received satisfactory information in order to satisfy their respective “know your customer” requirements.

(ii)To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this Section (ii) shall be deemed to be satisfied).

(e)Remaining Loan Documents and related documents.  Each of the following documents duly executed by all parties thereto:

(i)copy of the Borrowing Request;

(ii)a copy (with originals to follow promptly following closing) of an executed Share Pledge in respect of each Obligor, together, to the extent relevant, with any ancillary document required to be provided thereunder, including directors’ resignation letters and letters of authority, signed undated share transfer forms and irrevocable proxies;

(iii)a copy of the Fairfax Indemnity;

(iv)a copy (with originals to follow promptly following closing) of the Intercreditor Joinder (Grantor) (as such term is defined in the Intercreditor Agreement) in respect of each Obligor;

(v)an executed copy (with originals to follow promptly following closing) of each Security Document (other than any Local Law Security Agreement);

(vi)a certified copy of each Collateral Asset Contract in respect of each Collateral Asset; and

(vii)executed copies (with originals to follow promptly following closing) of all notices and acknowledgments of assignment required to be served under each Security Document referred to above, provided that any acknowledgements to be provided by any Person which is not a member of the Group shall be permitted to be provided within fourteen (14) Business Days of the Borrowing Date.

(f)Obligatory Insurances. Certified copies of the Obligatory Insurances in respect of each Collateral Asset.

(g)Compliance Certificate. A Compliance Certificate signed by the Borrower and certifying, taking account of the proposed Borrowing: (i) the LTV Ratio and that no LTV Event will occur or is continuing; (ii) the DSCR Ratio and that no DSCR Event or DSCR Cash Sweep Event will occur or is continuing; (iii) the Leverage Ratio and that no Leverage Ratio Event will occur or is continuing and (iv) compliance with section 11 of the Parent Guarantee.

(h)Borrower certificate. A certificate from the Borrower, certifying: (i) that no Default has occurred and is continuing; and (ii) that the representations and warranties made in Article III shall be true and correct both before and after giving effect to the Borrowing.

(i)Opinions.

(i)A legal opinion from DLA Piper LLP (US) as to matters of New York, Delaware and Florida law.

(ii)A reliance letter from DLA Piper LLP (UK) as to matters of English law.

(iii)A reliance letter from Milbank LLP as to matters of English law.

(iv)A reliance letter from DLA Piper Argentina as to matters of Argentinian law.

(v)A reliance letter from Arias as to matters of Guatemalan law.

(vi)A legal opinion from Oxton Law as to matters of Marshall Islands law.

(j)Existing Security.  If applicable, evidence in form and substance satisfactory to the Administrative Agent of the release and discharge of any existing mortgage or other Security Interest affecting any Collateral Asset, or any other releases in connection with any interest which would or might otherwise, in the Administrative Agent’s opinion, adversely affect the security constituted by the Security Documents.

(k)[Reserved].

(l)Fees and Expenses.  The Obligors shall have paid all fees, costs and expenses (including legal fees and expenses) invoiced at least two (2) Business Days prior to the Borrowing Date and agreed in writing to be paid by it to the Finance Parties in connection herewith (including pursuant to the Fee Letters) to the extent due (and, in the case of expenses, including legal fees and expenses), provided that any amounts not invoiced two (2) Business Days prior to closing shall be paid promptly, and not later than 10 days after, demand therefor.

(m)No Default.  No Default is outstanding or would result from the Borrowing Date.

(n) Representations and Warranties.  The representations and warranties made in Article III shall be true and correct. If, following the Funding Date, it transpires that any of the representations and warranties made in Article III (which are not qualified by materiality) were, as at the Funding Date, true and correct in all material respects but were not true and correct in all respects the Borrower shall be deemed to have satisfied the condition precedent required by Section 4.01(n).

(o)Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

SECTION 4.02[Reserved].

SECTION 4.03Post-Closing Items.

The Borrower shall procure that each of the following conditions will be satisfied to the reasonable satisfaction of the Administrative Agent in the time periods set out in respect thereof below:

(a)within thirty (30) days of the Funding Date (which period shall be extended by a further thirty (30) days if the Administrative Agent is satisfied that the Borrower is continuing to exercise commercially reasonable efforts to satisfy the below requirements):

(i)receipt of advice or Local Law Security Agreements of the kind set out in clause (ii) of Section 5.13(a), together, in the case of any Local Law Security Agreement, with all notices and acknowledgments required thereunder;

(ii)Accounts Charges in respect of each of the Collateral Asset Owner Accounts, together with all notices and acknowledgments required thereunder;

(iii)Share Pledges in respect of each Obligor which is incorporated in a jurisdiction other than England or the U.S. (or any state thereof), together with all notices, acknowledgments or other deliverables required thereunder; and

(iv)legal opinions from counsel selected by the Administrative Agent with respect to each of the above documents and the applicable Obligor’s entry into such Local Law Security Agreement; and

(b)within thirty (30) days of the Funding Date, discharge and removal of the UK Companies House registration in respect of the security granted by APR Energy Holdings Limited dated July 29, 2011 and filed with charge number 1.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations shall have been paid in full and all Letters of Credit shall have expired or been canceled (without any pending drawings), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01Financial Statements.  The Borrower will furnish to the Administrative Agent and each Lender: (a) the audited consolidated financial statements of each of the Parent Guarantor and APR Energy Limited for each of its financial years ending after the Closing Date; and (b) quarterly consolidated statements of the Parent Guarantor and APR Energy Limited for each quarter of each of their financial years ending after the Closing Date. All financial statements must be supplied: (i) in the case of audited financial statements, within 120 days of the end of the relevant financial period;  and (ii) in the case of quarterly financial statements, within 45 days of the end of the relevant financial period. The Borrower must ensure that each set of the financial statements supplied under this Agreement fairly represents in all material respects the financial condition (consolidated or otherwise) of the Parent Guarantor and APR Energy Limited as at the date to which those financial statements were drawn up, subject, in the case of interim financial statements, to year-end adjustments and the absence of footnotes. The Borrower must notify the Administrative Agent of any change to the basis on which the Parent Guarantor’s or APR Energy Limited’s audited financial statements are prepared. If requested by the Administrative Agent, the Borrower must supply or procure that the following are supplied to the Administrative Agent: (A) a full description of any change notified above; and (B) sufficient information to enable the Lenders to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Administrative Agent and the Lenders under this Agreement. If requested by the Administrative Agent, the Parent Guarantor or APR Energy Limited must enter into discussions for a period of not more than thirty (30) days with a view to agreeing to any amendments required to be made to this Agreement to place the Administrative Agent and the Lenders in the same position as it would have been in if the change had not happened. If no such agreement is reached on the required amendments to this Agreement, the Borrower must ensure that the Parent Guarantor’s or APR Energy Limited or their respective auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the parties.

SECTION 5.02Compliance Certificates.  The Borrower will deliver to the Administrative Agent (and the Administrative Agent shall deliver to the Lenders) a Compliance Certificate certified by the Borrower and the Parent Guarantor in the form set out in Exhibit B on the following dates:

(a)on (and as of) each Determination Date;

(b)five (5) days prior to a Collateral Asset Disposition (provided that the information in such Compliance Certificate shall be limited to the requirements set forth in Section 6.05 and shall confirm such requirements as at and immediately following such Collateral Asset Disposition);

(c)the date of any Total Loss of a Collateral Asset  (as determined by the Administrative Agent and notified to the Borrower); and

(d)on the Funding Date.

Each Compliance Certificate supplied by the Borrower and the Parent Guarantor shall, amongst other things, set out (in reasonable detail) computations as to compliance with the financial covenants set forth in Section 6.08 below (excluding for purposes of the preceding clause (b), the financial covenants set forth in Section 6.05 below) and must be signed by an officer of the Parent Guarantor.

SECTION 5.03Valuation.

(a)The valuation of a Collateral Asset shall be determined by an Approved Valuer certified in Dollars. All valuations shall be provided on the following basis: (i) in writing, addressed to the Borrower and the Administrative Agent; (ii) without physical inspection of the Collateral Asset; (iii) without taking into account the benefit or the burden of any contract; and (iv) any other factors determined by the applicable Approved Valuer.

(b)Each valuation of a Collateral Asset pursuant to this Section 5.03 shall identify each of the OLV and FMV in respect of such Collateral Asset.

(c)The Borrower shall appoint one Approved Valuer prior to the Funding Date. Thereafter, if the Borrower wishes to appoint another Approved Valuer in its place, such change shall be subject to the Administrative Agent’s approval, not to be unreasonably withheld.

(d)The Borrower will procure valuations in relation to (i) each existing Collateral Asset prior to the Funding Date and (ii) any future Collateral Asset prior to the acquisition thereof, in each case on the basis described in subsections 5.03(a) and (b) above.

(e)In respect of the Collateral Assets, the Borrower will procure updated valuations on the basis described in this Section 5.03 annually, beginning as of December 31, 2020. Such valuations shall be (or have been) used as the basis for determining the LTV Ratio and shall be attached to each Compliance Certificate delivered pursuant to Section 5.02.

(f)The Borrower will procure in favor of the Approved Valuers, all such information as they may reasonably require in order to effect such valuations.

(g)All valuations shall be at the expense of the Borrower.

(h)Any valuation under this Section 5.03 shall be binding and conclusive (save for manifest error).

(i)Any valuation under this Section 5.03 shall also include the FMV of each asset of the type described in clause (ii) of the definition of Bangladesh Subsidiary Earnings as if such assets were Collateral Assets.

(j)Each Lender acknowledges that it will be required to enter into an access or disclosure letter with the relevant Approved Valuer prior to receiving copies of any valuation and each Lender agrees that it will do so as soon as reasonably practicable following a request therefor from the Administrative Agent.

(k)The Borrower shall provide true copies of valuations in form and substance satisfactory to the Administrative Agent setting out (in reasonable detail) the OLV of each Collateral Asset to the Administrative Agent at the same as it provides any Compliance Certificate. The Administrative Agent shall provide copies of such valuations to each Lender which has entered into an access or disclosure letter with the relevant Approved Valuer in accordance with clause (i) above.

SECTION 5.04Access to Books and Records.  Upon the request of the Administrative Agent, the Obligors shall provide the Administrative Agent and any of its representatives, professional advisors and contractors with access to, and permit inspection of, its books and records, in each case at reasonable times and upon reasonable notice; provided that unless an Event of Default has occurred and is continuing, such inspections shall not occur more than one time during any calendar year.

SECTION 5.05Information - miscellaneous.  Each of the Borrower and the Parent Guarantor must supply to the Administrative Agent in sufficient copies (which may take the form of an electronic copy) for all the Lenders:

(a)information with respect to the Collateral Assets reasonably requested by the Administrative Agent and copies of any publicly available information regarding the Obligors;

(b)promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which would reasonably be expected, if adversely determined, to have a Material Adverse Effect;

(c)promptly upon becoming aware of them, details of any claim, lawsuit, action, proceedings or investigation which are current, threatened or pending against it with respect to Sanctions;

(d)promptly upon becoming aware of them, details of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect; and

(e)promptly on request (i) such further information, in sufficient copies for all the Lenders, regarding the financial condition and operations of the Obligors as the Administrative Agent or as the Lenders may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

SECTION 5.06Notification of Default. Unless the Administrative Agent has already been so notified, the Borrower must notify the Administrative Agent (whereupon the Administrative Agent shall notify the Lenders) of any Default (and the steps, if any, being taken to remedy it) promptly upon a Responsible Officer becoming aware of its occurrence or the date upon which a Responsible Officer should have become so aware.

SECTION 5.07Know your customer checks.

(a)If:

(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)any change in the status of an Obligor after the date of this Agreement; or

(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of Section 5.07(a)(iii), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Section 5.07(a)(iii), on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in Section 5.07(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents,

(b)Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(c)The Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender and necessary for the Administrative Agent or such Lender to comply with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

SECTION 5.08Use of websites.  The Borrower acknowledges and agrees that any information under this Agreement may be delivered to a Lender (through the Administrative Agent) on to an electronic website if:

(a)the Administrative Agent and the Lender agree;

(b)the Administrative Agent appoints a website provider and designates an electronic website for this purpose;

(c)the designated website is used for communication between the Administrative Agent and the Lenders;

(d)the Administrative Agent notifies the Lenders of the address and password for the website;

(e)the information can only be posted on the website by the Administrative Agent; and

(f)the information posted is in a format agreed between the Borrower and the Administrative Agent.

The cost of the website shall be borne by the Borrower, subject to such cost being agreed by the Borrower beforehand.

SECTION 5.09Authorizations.  Each Obligor must promptly obtain, maintain and comply, in all material respects, with the terms of any authorization required under any Applicable Law to enable it to perform its obligations under, or for the validity or enforceability of, any Loan Document.

SECTION 5.10Compliance with laws.  Each Obligor must comply in all material respects with all Applicable Laws to which it is subject.

SECTION 5.11Pari passu ranking.  Each Obligor must ensure that its payment obligations under the Loan Documents rank at least pari passu with all its other present and future payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

SECTION 5.12Place of business.  The Borrower:

(a)must establish and maintain a place of business in, and shall keep its corporate documents and records at any of, the United Kingdom, the United States of America, or any of them, provided the Administrative Agent is satisfied that such establishment in such location does not adversely affect the validity, enforceability or effectiveness of any Loan Document and does not give rise to any requirement under any Applicable Law for a deduction for withholding Tax; and

(b)will not establish, or do anything as a result of which it would be deemed to have, a principal place of business in any other location other than the United Kingdom or the United States of America without the consent of the Administrative Agent (acting on the instructions of the Required Lenders, such consent not to be unreasonably withheld or delayed).

SECTION 5.13Security.  Each Obligor:

(a)will procure that (i) at all times, all assets and rights of the APR Group (excluding any Immaterial Subsidiary) are subject to first priority Security Interests in favor the Security Trustee pursuant to the terms of the Security Documents and (ii) in respect of each Collateral Asset, each Share Pledge in respect of the Collateral Asset Owner and any Security Interests in respect of Obligatory Insurances in respect of a Collateral Asset, the Administrative Agent shall have received satisfactory advice from legal counsel selected by the Administrative Agent in each Applicable Jurisdiction confirming that that the Security Interests granted in favor of the Security Trustee in respect thereof are valid, effective and enforceable in such Applicable Jurisdiction or Local Law Security Agreements have been granted in respect thereof. The foregoing requirements shall be subject to the following exclusions:

(i)with the exception of any Collateral Asset, any Share Pledge in respect of the Collateral Asset Owner and Security Interests in respect of Obligatory Insurances in respect of a Collateral Asset, if, following the use of commercially reasonable efforts to provide such Security Interests (taking account of the cost of such any security, the benefit thereof and the commercial impact to the Obligors in providing it), the Obligors are unable to provide such Security Interests, such assets and/or rights shall be excluded from the foregoing requirement for so long as the circumstances giving rise to such inability continue;

(ii)if the Borrower notifies the Administrative Agent that it is not able to provide, or it is, in the Borrower’s view, commercially undesirable to provide, any required Local Law Security Agreements in connection with any Collateral Asset, any Share Pledge in respect of the Collateral Asset Owner and Security Interests in respect of Obligatory Insurances in respect of a Collateral Asset (whether due to the costs of providing such security or any tax or local law restrictions), the Borrower and the Administrative Agent shall discuss the requirement to provide such Local Law Security Agreement in good faith. To the extent that the Administrative Agent agrees that Local Law Security Agreements shall not be required in respect of any such right or asset in the relevant Applicable Jurisdiction, such Local Law Security Agreements shall be excluded from the foregoing requirement for so long as the relevant Applicable Jurisdiction applies. To the extent that the Borrower demonstrates that no LTV Event would occur if the relevant Collateral Asset were deemed to be an Excluded Collateral Asset, the Administrative Agent shall agree to the foregoing request, provided that any such Collateral Asset shall then be an Excluded Collateral Asset for the purposes of this Agreement; and

(iii)the Obligors shall not be required to grant Security Interests in respect of the Excluded Security Assets provided that no Security Interests are granted in respect thereof to any other party (other than Permitted Liens).

(b)will procure that, prior to any change in the Applicable Jurisdiction in respect of any Collateral Asset, any Share Pledge in respect of the Collateral Asset Owner and any Security Interests in respect of Obligatory Insurances in respect of a Collateral Asset, the requirements of Section 5.13(a) above are satisfied on the basis of the new Applicable Jurisdiction(s);

(c)will procure that each Security Agreement and any other security conferred by any Security Document are registered as a first priority interest with the relevant authorities within the period prescribed by the Applicable Laws and is maintained and perfected with the relevant authorities;

(d)will at its own cost,  ensure that any Loan Document to which it is a party validly creates the obligations and Security Interests which it purports to create; and

(e)without limiting the generality of paragraphs (a) to (d) above, will at its own cost, promptly register, file, record or enroll any Loan Document to which it is a party with any court or authority, pay any stamp, registration or similar tax payable in respect of any such Loan Document, give any notice or take any other step which, in the reasonable opinion of the Administrative Agent, is or has become necessary for any such Loan Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

SECTION 5.14Separateness Covenants.  Each Obligor covenants to comply with Section 3.32.

SECTION 5.15Maintenance and Repair.  Each Obligor will:

(a)maintain and preserve each Collateral Asset in good working order and repair, ordinary wear and tear excepted;

(b)procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in such manner (both as regards workmanship and quality of materials) as not to materially diminish the value of the Collateral Assets; and

(c)ensure that each Collateral Asset complies in all material respects with all Applicable Laws from time to time applicable to such Collateral Asset.

SECTION 5.16Lawful and safe operation.  Each Obligor will:

(a)operate each Collateral Asset and cause each Collateral Asset to be operated in a manner consistent in all material respects with any and all laws, regulations, treaties and conventions (and all rules and regulations issued thereunder) from time to time applicable to that Collateral Asset;

(b)take reasonable steps to not cause or permit any of the Collateral Assets to be operated in any location in which such Collateral Asset could reasonably be expected (at the time of entry into an agreement to operate such Collateral Asset in such location) to be imperiled by exposure to being impounded or to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize; and

(c)take reasonable steps to not cause or permit any of the Collateral Assets to be employed in any manner which will or may give rise to any reasonable degree of likelihood (at the time of entry into an agreement to employ such Collateral Asset) that such Collateral Asset would be liable to requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize.

SECTION 5.17[Reserved].

SECTION 5.18Detention and liabilities.  Each Obligor will at all times:

(a)pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens (other than Permitted Liens) on or claims enforceable against any of the Collateral Assets and take all reasonable steps to prevent a threatened detention or arrest of any of the Collateral Assets;

(b)notify the Administrative Agent promptly in writing after any Responsible Officer has knowledge of the levy of either distress on any of the Collateral Assets or the impounding, arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use of any Collateral Assets and (save in the case of compulsory acquisition or requisition for title or use) and use commercially reasonable efforts to obtain the release of such Collateral Asset with reasonable promptness;

(c)pay and discharge when due all dues, taxes, assessments, governmental charges, fines and penalties lawfully imposed on or in respect of any of the Collateral Assets or any Obligor except where the continued existence of such dues, taxes, assessments, governmental charges, fines or penalties does not give rise to any reasonable degree of likelihood that any of the Collateral Assets would be liable to detention, arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize; and

(d)pay and discharge all other obligations and liabilities whatsoever in respect of any of the Collateral Assets and the Obligatory Insurances except where the continued existence of those obligations and liabilities in respect of any of the Collateral Assets and the Obligatory Insurances does not give rise to any reasonable degree of likelihood that such Collateral Asset would be liable to detention, arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize and provided always that each Collateral Asset remains properly managed and insured at all times in accordance with the terms of the Loan Documents.

SECTION 5.19Environment.  Each Obligor shall at all times:

(a)comply in all material respects with all applicable Environmental Laws including, without limitation, requirements relating to the establishment of financial responsibility (and shall take commercially reasonable steps to require all Environmental Representatives of such Obligor comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to any of the Collateral Assets or their operation); and

(b)promptly upon the occurrence of any of the following events that would be reasonably excepted to result in a material liability in relation to an asset of the APR Group (where a Responsible Officer of an Obligor has knowledge thereof), provide to the Administrative Agent a certificate of an officer of the Borrower or of the Borrower's agents specifying in reasonable detail the nature of the event concerned:

(i)the receipt by the Borrower or any Environmental Representative of any material Environmental Claim; or

(ii)any material release of Hazardous Materials.

SECTION 5.20Information regarding the Collateral Assets.  Each Obligor shall at all times:

(a)notify the Administrative Agent of any material requirement or recommendation made by any insurer or by any competent authority which is not complied with on a material basis with reasonable promptness after a Responsible Officer has knowledge of the same;

(b)[Reserved];

(c)monthly provide the Administrative Agent with a Collateral Asset Report, which shall include, without limitation, a list of Collateral Assets, the contract status of each, the tenor and end date of any such contracts and the rates payable thereunder;

(d)notify the Administrative Agent of any material Environmental Claim being made in connection with any of the Collateral Assets or its operation with promptness after a Responsible Officer has knowledge of the same;

(e)give to the Administrative Agent from time to time on request such information, in sufficient copies (which may take the form of electronic copies) for all the Lenders, as the Administrative Agent may reasonably request regarding any of the Collateral Assets, their employment, position and engagements;

(f)furnish the Administrative Agent with full information of any casualty or other accident or damage (including a Total Loss) to any material portion of the Collateral Assets with reasonable promptness after a Responsible Officer has knowledge of the same; and

(g)give to the Administrative Agent and its duly authorized representatives reasonable access to any of the Collateral Assets for the purpose of conducting inspections and/or surveys of such Collateral Asset provided that (i) the Administrative Agent shall co-operate with the Borrower in respect of the timing for and the place where such surveys take place in order to minimize disruption to the activities of such Collateral Asset, and (ii) unless a Default has occurred and is continuing or such inspection and/or survey demonstrates that a Default is continuing, such inspections and/or surveys shall (x) not occur more than one time during any calendar year and (y) not take place at the expense of the Borrower.

Following receipt by the Administrative Agent of any document, notification or information pursuant to this Section, the Administrative Agent shall provide the same to the Lenders.

SECTION 5.21Provision of further information.  Each Obligor shall, as soon as practicable following receipt of a request by the Administrative Agent, provide the Administrative Agent, with sufficient copies for all the Lenders, with any additional or further financial or other information relating to any of the Collateral Assets, the Obligatory Insurances or to any other matter relevant to, or to any provision of, a Loan Document which the Administrative Agent may reasonably request. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

SECTION 5.22Fairfax Indemnity. The Borrower shall procure that the Fairfax Indemnity shall remain in full force and effect and no Obligor shall agree any amendment or waiver in respect of it that would adversely affect the Lenders or the Administrative Agent without the prior written consent of the Administrative Agent. The Borrower shall notify the Administrative Agent (whereupon the Administrative Agent shall notify the Lenders) of any amendment or waiver of the Fairfax Indemnity within 30 days of the effectiveness thereof. The Borrower shall not (a) consent to, agree or otherwise communicate its satisfaction in respect of the occurrence of an “Argentina Termination Date” (as defined in the Fairfax Indemnity), or (b) amend or modify any “Turbine Contract” (as defined in the Fairfax Indemnity) in a manner which may reduce any amount payable under the Fairfax Indemnity, in each case without the prior consent of the Administrative Agent. Furthermore, the Borrower shall procure that all amounts under or in respect of any “Turbine Contract” (as defined in the Fairfax Indemnity) shall be paid (and be payable) to APR Energy S.R.L. and all amounts payable by any “Shareholder” (as defined in the Fairfax Indemnity) pursuant to the Fairfax Indemnity shall be paid to the Borrower and credited to the Collection Account.

SECTION 5.23Collateral Asset Contracts.  Each Collateral Asset Owner shall be entitled to lease its Collateral Asset, pursuant to a Collateral Asset Contract, provided always that each Collateral Asset Owner complies with the terms of this Agreement and the other Loan Documents and:

(a)if a Collateral Asset Owner enters into a Collateral Asset Contract in respect of a Collateral Asset, it promptly notifies the Administrative Agent thereof and provides the Administrative Agent with a copy of the Collateral Asset Contract;

(b)such Collateral Asset Owner serves a notice of assignment upon the Lessee pursuant to the terms of the Security Agreement or, as applicable, Debenture; and

(c)Collateral Asset Owners shall procure the prior written consent of the Administrative Agent for any Collateral Asset Contract with any Affiliate of the Parent Guarantor.

SECTION 5.24[Reserved].

SECTION 5.25Insurances. Each Collateral Asset Owner will, at all times in respect of each Collateral Asset, maintain insurance in the applicable Required Insurance Amount with financially sound and reputable insurance companies against at least such risks and as are customarily maintained by similar businesses and as may be required by Applicable Law (including hazard and business interruption insurance). All such insurance shall (a) if requested by the Administrative Agent, provide that no cancellation or material modification of any material policy shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Security Trustee as an additional insured party thereunder, (c) in the case of each casualty insurance policy, name the Security Trustee as loss payee and (d) provide customary lenders’ liability rights to the Finance Parties and the Security Trustee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 5.26Obligatory Insurances.  Without prejudice to its obligations under Section 5.25, each Collateral Asset Owner will:

(a)not make, do, consent or agree to any act or omission which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Obligatory Insurance repayable in whole or in part;

(b)duly and punctually pay when due all premiums, calls, contributions or other sums of money from time to time payable in respect of any Obligatory Insurance;

(c)renew all Obligatory Insurances at least three (3) days before the relevant policies or contracts expire and procure that the applicable brokers shall promptly confirm in writing to the Administrative Agent as and when each renewal is effected;

(d)forthwith upon the effecting of any Obligatory Insurance, give written notice of the insurance to the Administrative Agent stating the full particulars (including the dates and amounts) of the insurance, and on request produce the receipts for each sum paid by it pursuant to paragraph (b) above;

(e)procure that the interest of the Security Trustee is noted on all policies of insurance; and

(f)in the event that the Collateral Asset Owner receives payment of any moneys under the Obligatory Insurances, forthwith pay over the same to the Security Trustee and, until paid over, such moneys shall be held in trust for the Security Trustee by the Borrower.

SECTION 5.27Power of Administrative Agent to insure. If the Obligors fail to effect and keep in force Obligatory Insurances in accordance with this Agreement, it shall be permissible, but not obligatory, for the Administrative Agent to, following written notice thereof to Borrower, effect and keep in force insurance or insurances in the amounts required under this Agreement, and the Borrower will reimburse the Administrative Agent for the costs of so doing.

SECTION 5.28[Reserved].

SECTION 5.29Taxation.

(a)Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)such payment is being contested in good faith;

(ii)in each case to the extent required by Accounting Principles, adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Administrative Agent under Section 5.01; and

(iii)such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)The Borrower shall not change its residence for Tax purposes except with the consent of the Administrative Agent, such consent not to be unreasonably withheld.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations have been paid in full and all Letters of Credit have expired or been canceled (without any pending drawings), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01Security Interests. Each Obligor shall not create or permit to subsist any Security Interest over the Obligatory Insurances or any other Security Assets or any Related Contract other than:

(a)Permitted Liens; or

(b)with the prior written consent of the Administrative Agent; provided the Security Interests created or permitted to exist pursuant to this clause (b) shall not secure obligations in excess of $50,000,000 at any time outstanding.

SECTION 6.02Mergers.  No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction (other than intercompany mergers and amalgamations which would not otherwise lead to a contravention of this Agreement or any other Loan Document).

SECTION 6.03Special Purpose Covenants.

(a)No Obligor shall principally engage in any material line of business substantially different to that with which it is engaged on the Closing Date or any similar, related, incidental, ancillary or complimentary businesses thereto (including the direct or indirect ownership, operation, maintenance and leasing of power generating assets and any business incidental or related thereto), unless such business is approved by the Administrative Agent (acting on the instructions of the Required Lenders).

(b)No Obligor shall incur any Indebtedness other than (i) Indebtedness normally associated with the day to day operation of the Collateral Assets, or otherwise in the normal course of business provided the Indebtedness incurred pursuant to this clause (i) shall not exceed $25,000,000 at any time outstanding, (ii) Indebtedness under any Additional Secured Debt, (iii) Indebtedness under Third Party Letters of Credit not to exceed $30,000,000 at any time outstanding (provided that Third Party Letters of Credit that are backstopped by letters of credit issued under the Program Debt or are cash collateralized shall not be counted toward such Dollar limit) and (iv) Indebtedness pursuant to any Intra Group Loan Agreement; provided such Intra Group Loan Agreement shall be subordinated to the Obligations and provide certain other undertakings in accordance with section 5.02 of the Intercreditor Agreement and, in no circumstances, shall the maturity date in respect of any such Intra Group Loan occur on or prior to the Maturity Date; provided further, notwithstanding the forgoing, any Indebtedness under an Intra Group Loan Agreement with Parent Guarantor shall, subject to the other provisions of the Loan Documents, be permitted to be refinanced by Additional Secured Debt (with, for the avoidance of doubt, Parent Guarantor receiving proceeds in respect thereof in satisfaction of such Indebtedness).

SECTION 6.04Payment of dividends.  No Obligor shall pay any dividends or make any other distributions (whether by loan or otherwise) to shareholders unless, (a) under Applicable Law and accounting principles in its jurisdiction of incorporation, it is entitled to pay such dividends or make such other distribution, and (b) no Default has occurred and is continuing. If a Guarantor Cure is required to be funded pursuant to Section 6.09, the Borrower shall not be permitted to pay any dividends to the Parent Guarantor on the Payment Date for the quarter in which such LTV Event, DCR Event or Leverage Ratio Event, as applicable, shall have occurred.

SECTION 6.05Collateral Asset Dispositions and Removals.  A Collateral Asset Owner may not sell or dispose of a Collateral Asset (a “Collateral Asset Disposition”) unless the Collateral Asset Disposition is completed subject to and in accordance with the following conditions:

(a)such Collateral Asset Disposition shall not be permitted if, after giving effect to the application of the proceeds thereof, (i) an LTV Event, DSCR Event or Leverage Ratio Event would occur or be continuing, unless such Collateral Asset Disposition (together with the application of the proceeds thereof) would not worsen the LTV Event, DSCR Event and/or Leverage Ratio Event, as applicable or (ii) it would cause a Default;

(b)the Administrative Agent shall have received no later than three (3) Business Days prior to the date of such Collateral Asset Disposition in writing reasonable detail with respect to such Collateral Asset Disposition providing:

(i)the Collateral Asset being disposed, relevant purchase price and anticipated net sale proceeds and date on which such Collateral Asset Disposition is scheduled to be completed (it being acknowledged that such date may change); and

(ii)a representation and warranty from the Borrower in connection with the matters referred to in subsection (a) above and certifying the LTV Ratio and DSCR Ratio following such Collateral Asset Disposition (including the supporting calculations).

(c)In addition, a Collateral Asset Owner may transfer any Collateral Assets to another Obligor (subject to compliance with Section 5.13 with respect to such Collateral Asset).

SECTION 6.06Year end.  No Obligor shall change its financial year end except with prior notice to the Administrative Agent and, in the case of any Obligor, prior consent of the Administrative Agent (not to be unreasonably withheld or delayed).

SECTION 6.07Insurances.  Subject to Obligors’ right to release and dispose of Collateral Assets, no Obligor shall take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Obligatory Insurances to cease to remain in full force and effect and shall use commercially reasonable efforts to procure that the Insurers do not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause such Obligatory Insurances to cease to remain in full force and effect.

SECTION 6.08Financial Covenants.

(a)LTV Ratio. If on any Test Date it is determined that the LTV Ratio is in excess of (x) 90 percent, with respect to any Test Date prior to the third anniversary of the Closing Date or (y) 85 percent thereafter (an “LTV Event”), the Borrower shall provide a Guarantor Cure.

(b)Debt Service Coverage Ratio. On any Test Date (i) if the DSCR Ratio is less than (x) 1.5:1 or (y) 1.75:1 if, as of such Test Date, the Parent Guarantor’s Consolidated Tangible Net Worth is less than $1.0 billion (a “DSCR Event”), the Borrower shall provide a Guarantor Cure and (ii) a DSCR Cash Sweep Event shall occur if the DSCR Ratio is less than 1.75:1.

(c)[Reserved].

(d)Leverage Ratio.  If the Leverage Ratio on any Test Date (i) on or before the first anniversary of the Closing Date exceeds (x) 3.75:1 or (y) 3.50:1 if, as of such Test Date, the Parent Guarantor’s Consolidated Tangible Net Worth is less than $1.0 billion, (ii) after the first anniversary of the Closing Date, but on or before the second anniversary of the Closing Date exceeds (x) 3:1 or (y) 2.75:1 if, as of such Test Date, the Parent Guarantor’s Consolidated Tangible Net Worth is less than $1.0 billion; and (iii) after the second anniversary of the Closing Date exceeds (x) 2.5:1 or (y) 2.25:1 if, as of such Test Date, the Parent Guarantor’s Consolidated Tangible Net Worth is less than $1.0 billion, then it shall constitute a “Leverage Ratio Event” and the Borrower shall provide a Guarantor Cure.

The financial covenants set forth above shall be tested (x) on each Determination Date by reference to the most recent Measurement Period, and compliance shall be evidenced in the Compliance Certificates which shall be provided by the Borrower on (and as of) each Determination Date, and (y) as if all repayments and prepayments of the Term Loan hereunder have been applied pro rata in respect of all remaining Term Loan Required Payments.

SECTION 6.09Guarantor Cures.  Upon any LTV Event, DSCR Event or Leverage Ratio Event (or combination thereof), the Borrower shall procure within thirty (30) days that the Parent Guarantor makes an equity contribution to the Borrower in an amount sufficient to cure all such breaches as are continuing (a “Guarantor Cure”). All Guarantor Cures shall be paid to the Collateral Account in accordance within the timeline prescribed in the preceding sentence and will be applied to prepayment of the Program Debt no later than the next Payment Date in accordance with section 4.02(b)(ii) of the Intercreditor Agreement.

SECTION 6.10[Reserved].

SECTION 6.11Anti-corruption law.  (a) Each Obligor and its Subsidiaries shall conduct their business in compliance with Anti-Corruption Laws; and (b) Each Obligor shall ensure that no proceeds of the Program Debt will be applied in a manner or for a purpose prohibited by Anti-Corruption Laws.

SECTION 6.12Sanctions.  (a) Each Obligor shall ensure that no proceeds of the Program Debt will be made available, directly or, to the knowledge of the Obligors, indirectly, to or for the benefit of, or used to fund any activities with or business of a Sanctioned Person, or in any country territory that, at the time of such funding, is the subject of Sanctions, or otherwise applied in a manner or for a purpose prohibited by Sanctions or Anti-Corruption Laws, or which would result in a violation of Sanctions by any person (including any person participating in the Program Debt, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise); (b) each Obligor and its Subsidiaries shall remain in compliance with all Sanctions and shall implement a policy for Sanctions in line with the requirements applicable law; (c) no Obligor nor their respective Subsidiaries shall fund all or part of any repayment required to be made pursuant to Program Debt out of proceeds directly or indirectly derived from any business, activities or transactions which would be prohibited by Sanctions or which would otherwise cause any Person or a Lender to be in breach of Sanctions or to otherwise become the subject or target of Sanctions; (d) no Obligor nor their respective Subsidiaries shall (and shall procure that no Lessee will)   operate, possess, use, dispose of or otherwise deal with, or procure or allow the ownership, operation, possession, use, disposal of or any other dealing with, each Collateral Asset or part thereof for any purpose or to any person which would violate or cause any Finance Party to violate, when and as applicable, any Sanctions, any anti-terrorism law or any anti-corruption law in each case applicable to it; and (e) no Obligor will permit the use or operation of any Collateral Asset (i) in any country or territory that at such time is the subject of Sanctions, (ii) by a Sanctioned Person, or (iii) in any other manner that will result in a violation by any Person, the Finance Parties or any other person participating in the Program Debt (whether as underwriter, advisor, investor or otherwise) of Sanctions.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)any Obligor shall fail to pay any amount payable by it under the Loan Documents in the manner required under the Loan Documents, unless the non-payment is remedied within three Business Days of the due date;

(b)an Obligor shall fail to comply with any term of Sections 3.22, 5.25, 6.01, 6.03, 6.08 (subject to Guarantor Cure rights), 6.09, 6.11 and 6.12, section 3.08(b) of the Intercreditor Agreement, or the Parent Guarantor fails to comply with the terms of sections 11 and 12 of the Parent Guarantee;

(c)an Obligor or the Parent Guarantor shall fail to comply with any other term of the Loan Documents not already referred to in Section 7.01(b) above, unless the non-compliance: (i) is capable of remedy; and (ii) is remedied within thirty (30) days (or, in the case of Section 5.06, five (5) Business Days) of the earlier of (i) the date on which written notice of such failure is delivered to Borrower and (ii) any Responsible Officer of an Obligor having knowledge of such failure to comply;

(d)a representation made or repeated by an Obligor or the Parent Guarantor in any Loan Document or in any document delivered by or on behalf of the Obligor or Parent Guarantor under any Loan Document is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation: (i) are capable of remedy; and (ii) are remedied within thirty (30) days of the earlier of (i) the date on which written notice of such misrepresentation is delivered to the Borrower and (ii) any Responsible Officer of an Obligor having knowledge of such misrepresentation;

(e)any of the following occurs in respect of an Obligor or the Parent Guarantor: (i) any of its Indebtedness is not paid when due (after the expiry of any originally applicable grace period); (ii) any of its Indebtedness: (A) becomes prematurely due and payable; or (B) is placed on demand; or (C) is capable of being declared by a creditor to be prematurely due and payable or being placed on demand, in each case, as a result of an event of default (howsoever described) and after the expiry of any applicable grace period; or (iii) any commitment for its Indebtedness is cancelled or suspended as a result of an event of default (howsoever described), unless, in the case of the Parent Guarantor, the aggregate amount of Indebtedness falling within (i) to (iii) above is less than US$50,000,000 or its equivalent or, in the case of an Obligor, the aggregate amount of Indebtedness falling within (i) to (iii) above is less than US$25,000,000 or its equivalent;

(f)any of the following occurs in respect of the Parent Guarantor, Borrower or another Obligor: (i) it is deemed for the purposes of any Applicable Law to be, unable to pay its debts as they fall due or insolvent; (ii) it admits its inability to pay its debts as they fall due;  (iii) it suspends making payments on its debts generally or announces an intention to do so; or (iv) a moratorium is declared in respect of any of its indebtedness, provided that if a moratorium occurs in respect of an Obligor, the ending of the moratorium will not remedy any Event of Default caused by the moratorium;

(g)any of the following occurs in respect of the Parent Guarantor, Borrower or another Obligor: (i) any step is taken with a view to a moratorium, a composition, assignment or similar arrangement with any of its creditors; (ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution to petition for or to file documents with a court for its winding-up, administration or dissolution or any such resolution is passed; (iii) any person presents a petition, or files documents with a court for its winding-up, administration or dissolution; (iv) an order for its winding-up, administration or dissolution is made; (v) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, receiver and manager, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; (vi) its directors, shareholders or other officers request the appointment of or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, receiver and manager, administrative receiver, administrator or similar officer; or (vii) any other analogous step or procedure is taken or appointment is made in any jurisdiction, provided that subsections (i) to (vii) above shall not apply to a frivolous or vexatious petition for winding-up presented by a creditor in respect of an Obligor which is being contested in good faith and with due diligence and is discharged or struck out within, in the case of an Obligor, forty-five (45) days or, in the case of the Parent Guarantor, sixty (60) days;

(h)the Parent Guarantor, Borrower or, taken as a whole, the Obligors suspends, ceases, or threatens to suspend, cease, to carry on all or a material portion of its business;

(i)an Obligor fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction in a non-appealable judgment or order with respect to which the amount in controversy exceeds $15,000,000 or (ii) the Parent Guarantor fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction in a non-appealable judgment or order with respect to which the amount in controversy exceeds $50,000,000;

(j)with effect from the Funding Date, the Borrower ceases to be a direct or indirect wholly owned Subsidiary of the Parent Guarantor;

(k)any Obligor ceases to be either (i) a wholly owned subsidiary of Apple Bidco Limited or (ii) (if the ownership rights in respect of such Obligor are such that (A) the Security Interest granted in respect such Obligor pursuant to the applicable Share Pledge shall be legally and validly enforceable in respect of all Equity Interests in the applicable Obligor or (B) the Administrative Agent shall be satisfied that, upon enforcement of the Share Pledge in respect of such Obligor, the Security Trustee shall have a legal, valid and enforceable right to simultaneously direct the transfer (whereupon such transfer will occur) of all remaining Equity Interests in such Obligor to an entity designated by the Security Trustee) a majority owned Subsidiary of Apple Bidco Limited, except, in each case, in connection with a permitted disposal of a Collateral Asset in accordance with the Loan Documents;

(l)it is or becomes unlawful for the Parent Guarantor or an Obligor to perform any of its material obligations under the Loan Documents (other than as a result of the act or inaction of a Finance Party); or any material provision of a Loan Document is not effective or is alleged by the Borrower to be ineffective for any reason; or any material provision of a Loan Document is not effective or is alleged by any Party (other than a Finance Party or the Account Bank) to be ineffective for any reason and the same is not remedied within five (5) Business Days; or Parent Guarantor or an Obligor repudiates any material provision of a Loan Document or evidences an intention to repudiate any material provision of a Loan Document;

(m)any of the Security Documents ceases to be valid in any respect or any of those Security Documents creating a Security Interest in favor of the Security Trustee ceases to provide a perfected first priority security interest in favor of the Security Trustee, provided that no Event of Default shall occur under this provision if (i) no LTV Event would occur if the LTV Ratio were to be tested without including the applicable asset (or in the case of any Security Interests in respect of Required Insurances or the Equity Interests of an Obligor, without including any Collateral Asset covered such insurances or, as applicable, owned by such Obligor) and (ii) the Obligors, in consultation with the Administrative Agent, take such action as is required to remedy such Default within forty-five (45) days of its occurrence (or such other commercially reasonable timeframe as may be agreed by the Borrower and the Administrative Agent);

(n)an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;

(o)the Borrower fails to satisfy any condition set out in Section 4.03 within the required time period;

(p)any Obligor, or anyone acting through an Obligor, makes any withdrawal from, or instructs an Account Bank to make any payment from, any Charged Account, other than in accordance with article IV of the Intercreditor Agreement;

(q)for so long as any obligations remain outstanding under the APR Loan Agreement, the balance standing to the credit of the Debt Service Reserve Account is less than the Debt Service Reserve Account Minimum Balance, unless the Obligors procure that amounts are credited to the Debt Serve Reserve Account such that the balance thereof equals or exceeds the Debt Service Reserve Account Minimum Balance within thirty (30) days;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i)terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(ii)declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(iii)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and/or in respect of the Security Assets;

provided that, in case of any event with respect to the Borrower described in clause (g) or (h) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

AGENCY

SECTION 8.01Appointment and Authority.  Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent shall, unless a contrary indication appears in a Loan Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by (a) all Lenders or the relevant proportion of the Lenders if the relevant Loan Document stipulates the matter is, as applicable, an all Lender decision or a decision requiring some specified proportion of the Lenders and (b) in all other cases, the Required Lenders. Except as otherwise provided in Section 8.06(b), the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03Exculpatory Provisions.

(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

SECTION 8.06Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07Non-Reliance on Agents and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08No Other Duties.  Anything herein to the contrary notwithstanding, the Mandated Lead Arranger, as listed on the cover page hereof, shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.09Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.03) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.

SECTION 8.10Intercreditor Agreement

Each of the Lenders hereby instructs the Administrative Agent to enter into the Intercreditor Agreement and agrees, for the enforceable benefit of all holders of all existing and future Secured Obligations and each existing and future Secured Lien Representative, to each of the matters set out in paragraphs (1) to (3) of the definition of Lien Sharing and Priority Confirmation in the Intercreditor Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01Notices; Public Information.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i)if to the Borrower, to it at APR Energy LLC, c/o Seaspan Corporation, 2600 – 200 Granville Street, Vancouver, BC, Canada V6C 1S4, Attention: Matt Borys, Treasury, Email: treasury@seaspanltd.ca;

(ii)if to the Parent Guarantor, to it at Atlas Corporation, c/o Seaspan Corporation, 2600 – 200 Granville Street, Vancouver, BC, Canada V6C 1S4, Attention: Matt Borys, Treasury, Email: treasury@seaspanltd.ca;

(iii)if to the Administrative Agent, to Citibank, N.A. at Citibank Delaware, 1615 Brett Road, OPS III, New Castle, DE 19720, USA, Attention of Agency Operations (Facsimile No. +1 (646) 274-5080; Telephone No. +1 (302) 894-6010; Email: GlAgentOfficeOps@Citi.com); and

(iv)if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)Platform.

(i)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.

(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties

(collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.02Waivers; Amendments.

(a)No Waiver; Remedies Cumulative; Enforcement.  No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege.  The rights, remedies, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Obligors (and to direct instruct the Security Trustee in accordance with the Intercreditor Agreement) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.12) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 8.01 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b)Amendments, Etc.  Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) and acknowledged by the Administrative Agent and the Parent Guarantor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii)reduce the principal of, or rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii)postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)change Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)waive any condition set forth in Section 4.01 without the written consent of each;

(vi)waive or amend any provision of Sections 3.21, 6.11 or 6.12 and any related sanctions definitions without the consent of each Lender; or

(vii)change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent in addition to the Borrower and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

SECTION 9.03Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Lenders, the Administrative Agent and their Affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent, where applicable, in accordance with previously agreed fee arrangements) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the documented fees, charges and disbursements of one counsel for the Administrative Agent and one additional counsel in any applicable local jurisdiction, one counsel for the Lenders as a whole (and one additional counsel in the event of an actual conflict of interest) and, in each case, such other counsel as may be agreed with the Borrower) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Party (and any sub-agent thereof), the Account Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by an Obligor or any of its Subsidiaries, or any Environmental Liability related in any way to an Obligor or any of its Subsidiaries, (iv) any costs associated with any Default hereunder or the enforcement of the Security Documents or acceleration of the Loans, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments.  All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f)Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.04Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign or transfer to any bank, financial institution, insurance company or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in financing loans (an “Eligible Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(ii)Required Consents.  The consent of the Borrower shall be required unless the assignee is a Lender, an Affiliate of a Lender (so long as such Affiliate is engaged in making commercial loans or similar extensions of credit in the ordinary course of its business) or an Approved Fund, or any Event of Default has occurred and is continuing at the time of assignment.

(iii)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000; provided that the Administrative Agent may, in its sole discretion or upon instruction by the Sole Structuring Agent, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv)No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any Affiliates or Subsidiaries of the Parent Guarantor or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) (without the consent of the Borrower) to any Person who is, at the time of such assignment, a Borrower Competitor.

(v)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time (without the consent of, or notice to, the Borrower or the Administrative Agent, unless no Event of Default is continuing and such person is not a Lender or an Affiliate of a Lender, in which case, the consent of the Borrower shall be required) sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) such Lender retains the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b) which requires the consent of all Lenders.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(b) with respect to any payments made by such Lender to its Participant(s).

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.15 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 and 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated.  The provisions of Sections 2.14, 9.03, 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06Counterparts; Integration; Effectiveness; Electronic Execution.

(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provision shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness.

SECTION 9.09Governing Law; Jurisdiction; Etc.

(a)Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.10WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER

LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12Treatment of Certain Information; Confidentiality.  Each of the parties or any person who becomes a party, whether or not any such party or person ceases to be a party, shall not (i) without the express prior written consent of the other parties, issue any press release in relation to the transactions evidenced by this Agreement and the other Loan Documents, or (ii) disclose to any other person (other than another party to a Loan Document) the Loan Documents or any Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Security Document or any action or proceeding relating to this Agreement or any other Loan Document or any Security Document or the enforcement of rights hereunder or thereunder; (f) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, in each case provided such recipient(s) have signed a confidentiality agreement consistent with this Section 9.12; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) to any central bank or Federal Reserve Bank to whom or for whose benefit a Lender charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Section 9.04(e); (i) with the consent of the party who has provided such Confidential Information; (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section, or (k) to its auditors, legal, insurance or other professional advisors or insurers or underwriters of any member of the group of companies of which such party is a member.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Confidential Information” means this Agreement and the other Loan Documents and the transactions contemplated hereby and all information received from any other party to this Agreement or any of its Subsidiaries or any of their respective businesses, relating to such party’s business, financial or other covenants, other than any such information that is available to the receiving party on a nonconfidential basis prior to disclosure by the disclosing party; provided that, in the case of such information received after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13PATRIOT Act.  The Administrative Agent and each Lender subject to the PATRIOT Act hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Administrative Agent and such Lender, which information includes the name and address of the Borrower and Obligors and other information that will allow the Administrative Agent and such Lender to identify the Borrower and Obligors in accordance with the PATRIOT Act. Accordingly, each party agrees to provide to the Administrative Agent and each such Lender upon their request from time to time such identifying information and documentation as may be available in order to enable the Administrative Agent and each such Lender to comply with the requirements of the PATRIOT Act.

SECTION 9.14Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.  To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.  Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

SECTION 9.15Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Sole Structuring Agent, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Sole Structuring Agent, the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Sole Structuring Agent, the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Sole Structuring Agent, the Administrative Agent and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Sole Structuring Agent, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Sole Structuring Agent, the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Sole Structuring Agent, the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Sole Structuring Agent, the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Sole Structuring Agent, the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.18QFC Provisions.  The following provisions apply to the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”):

(a)The parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i)In the event a Covered Entity that is party to a Supported QFC or to any QFC Credit Support (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(ii)In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support

(b)In addition, the parties agree that:

(i)Notwithstanding anything to the contrary in the Loan Documents or any other agreement, but without prejudice to the requirements of Section 9.18(a), (1) Default Rights under the Loan Documents that might otherwise apply to a Supported QFC or any QFC Credit Support may not be exercised against a Covered Party if such Default Rights are related, directly or indirectly, to a BHC Act Affiliate of such Covered Party becoming subject to Insolvency Proceedings, except to the extent such exercise would be permitted under 12 C.F.R. § 252.84, 12 C.F.R. § 47.5, or 12 C.F.R. § 382.4, as applicable; and (2) nothing in the Loan Documents or any other agreement shall prohibit the transfer of any Covered Affiliate QFC Credit Support, any interest or obligation in or under, or any property securing, such Covered Affiliate QFC Credit Support to a Transferee upon or following a BHC Act Affiliate of the Covered Party becoming subject to Insolvency Proceedings, unless the transfer would result in the party supported thereby being the beneficiary of such Covered Affiliate QFC Credit Support in violation of any law applicable to such party.

(ii)After a BHC Act Affiliate of a Covered Party has become subject to Insolvency Proceedings, if any party to the Loan Documents, any Supported QFC or any QFC Credit Support seeks to exercise any Default Right against such Covered Party with respect to such Supported QFC or such QFC Credit Support, the party seeking to exercise such Default Right shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

(c)As used in this Section 9.18, the following terms have the following meanings;

(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)“Covered Affiliate QFC Credit Support” means, in respect of a Supported QFC to which a Covered Party is the direct party, QFC Credit Support provided by a Covered Party that is a BHC Act Affiliate of such direct party.

(iii)“Covered Entity” means any of the following:

(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iv) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(v)“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

(vi)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(vii)“Transferee” means, in respect of any Covered Affiliate QFC Credit Support, a person to whom such Covered Affiliate QFC Credit Support is transferred upon the provider of such Covered Affiliate QFC Credit Support becoming subject to Insolvency Proceedings or thereafter as part of its resolution, restructuring, or reorganization.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

APR ENERGY, LLC

/s/ Charles Ferry
By: Charles Ferry
Title: Chief Executive Officer

SOLE STRUCTURING AGENT

CITIGROUP GLOBAL MARKETS INC.,
as Sole Structuring Agent

/s/ Matthew J. Simonetti
By: Matthew J. Simonetti
Title: Director

LENDER & MANDATED LEAD ARRANGER

CITIBANK, N.A.,
as Lender & Mandated Lead Arrangers

/s/ Matthew J. Simonetti
By: Matthew J. Simonetti
Title: Director

ADMINISTRATIVE AGENT

CITIBANK, N.A.,
as Administrative Agent

/s/ Marion O’Connor
By: Marion O’Connor
Title: Senior Trust Officer

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:_________________________________________

_________________________________________

2.	Assignee[s]:_________________________________________

_________________________________________

3.	Borrower:_________________________________________
4.	Administrative Agent:______________________, as the administrative agent under the Credit Agreement

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

5.	Credit Agreement: The Credit Agreement dated as of March 6, 2020 among APR Energy, LLC, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto
6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.Trade Date:______________]10

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][13] Accepted:
[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]
[BORROWER]

By:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents [or any collateral thereunder], (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts that have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts that have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE dated _____________, 20___ (this “Certificate”). Unless otherwise defined herein, terms defined in the Credit Agreement (as defined below) are used herein as therein defined.

Pursuant to Section [ ] of the Credit Agreement, dated as of March 6, 2020 (as such agreement may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (inter alios) APR Energy, LLC, as Borrower, the several banks and other financial institutions or entities from time to time party hereto as Lenders, and Citibank, N.A., as administrative agent, an authorized officer of the Borrower and the Parent Guarantor does hereby certify as follows, as of _____________, 20___:

(i)	Annex A to this Certificate lists the Collateral Assets and related information;
(ii)

the DSCR Ratio was _____ [and the DSCR Ratio, taking account of the [Collateral Asset Disposition]/[Credit Extension to be made on the date hereof] (the “Relevant Event”) will be _____][1].  The calculation of such ratio[s] is set forth in Annex B to this Certificate.

(iii)

the LTV Ratio was _____ [and the LTV Ratio, taking account of the Relevant Event will be _____][2]. [No LTV Event is continuing or will occur as a result of the Relevant Event[3].] The calculation of such ratio[s] is set forth in Annex C to this Certificate;

(iv)

the Leverage Ratio was _____ [and the Leverage Ratio, taking account of the Relevant Event will be _____][4]. [No Leverage Ratio Event is continuing or will occur as a result of the Relevant Event[5].] The calculation of such ratio[s] is set forth in Annex D to this Certificate;

(v)	the balance of unconsolidated cash held by the Parent Guarantor is [____];
(vi)	[no Default or Event of Default has occurred and is continuing][6];
(vii)	[the Relevant Event will not give rise to a Default or an Event of Default;] [7]
(viii)

[Annex E to this Certificate sets forth the payment(s) made and to be made from the Collection Account up to the next Payment Date. The Borrower confirms such payments have been made in accordance with the priority of payments set out in section [ ];][8]

Furthermore, the Parent Guarantor hereby represents and warrants that (1) it has sufficient consolidated liquidity (excluding (a) undrawn facilities and (b) liquidity of the APR Group and amounts in the Debt Service Reserve Account, Collection Account and Collateral Account) such that, within three business days, it is able to obtain a minimum of US$50,000,000 of free cash, (2) it has not paid any dividends or distributions to its shareholders other than regular quarterly dividends, if such dividend was funded with the proceeds of debt incurred by Seaspan Corporation or its subsidiaries and (3) Seaspan Corporation has at all times complied with Sections 6.09(c) and 6.09(d) of the Seaspan Credit Agreement.

1 Note: appropriate wording to be selected for relevant Compliance Certificate.

2 Note: to be included if applicable.

3 Note: to be included if applicable.

4 Note: to be included if applicable.

5 Note: to be included if applicable.

6 Note: if this statement cannot be given, relevant Default or Event of Default, and details thereof, should be specified.

7 Note: to be included if applicable.

8 Note: to be included for Compliance Certificates provided following a Determination Date.

IN WITNESS WHEREOF, the Borrower and the Parent Guarantor have caused this Certificate to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

APR ENERGY, LLC, as Borrower

By:
Name:
Title:

ATLAS CORPORATION, as Parent Guarantor

By:
Name:
Title:

ANNEX A to Compliance Certificate

No.	Collateral Asset	Contract Counterparty	Contract Expiry Date	Remaining Contract Term	OLV	FMV
1.	[___]	[___]	[___]	[___]	US$[___]	US$[___]

ANNEX B to Compliance Certificate

[Borrower to complete required information / calculations]

ANNEX C to Compliance Certificate

[Borrower to complete required information / calculations]

ANNEX D to Compliance Certificate

[Borrower to complete required information / calculations]

ANNEX E to Compliance Certificate

[Borrower to complete required information]

EXHIBIT C

IDENTIFIED ASSETS

[to be inserted]

EXHIBIT D

COLLATERAL ASSET REPORT

[to be inserted]